UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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TrustCo Bank Corp NY
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TrustCo Bank Corp NY 2020 Proxy Statement

TrustCo Bank Corp NY 2020 Proxy Statement

5 Sarnowski Drive, Glenville, New York 12302
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Shareholders of TrustCo Bank Corp NY:
Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at Trustco Bank’s Loan Center, 6 Metro Park Road, Albany, New York 12205, on May 21, 2020, at 10:00 AM Eastern time, for the purpose of considering and voting upon the following matters:
1.	Election of one director named in this proxy statement.
2.	Approval of a nonbinding advisory resolution on the compensation of TrustCo’s named executive officers.
3.	Ratification of the appointment of Crowe LLP as TrustCo’s independent auditors for 2020.
4.	Any other business that properly may be brought before the meeting or any adjournment thereof.
Although we intend to hold our annual meeting in person, we are actively monitoring coronavirus (COVID-19) developments, and we are sensitive to public health and travel concerns and the protocols that federal, state, and local governments are imposing and may continue to impose. For that reason, we reserve the right to change the date, time, and location of convening the Annual Meeting, which could include holding the meeting in a virtual meeting format only, to the extent permitted by law and warranted by circumstances, including through remote communications. If we take one or more of these steps, we will announce the decision to do so in advance, and details will be issued by press release, posted on our website at www.trustcobank.com/TRST2020 and filed with the SEC as definitive additional soliciting materials. Please monitor our proxy website for updated information. If you are planning to attend our Annual Meeting, please check the website one week prior to the currently scheduled meeting date to confirm whether we advise you to attend the meeting in person.
By Order of the Board of Directors,

 Michael Hall, Corporate Secretary
April 3, 2020
YOUR VOTE IS IMPORTANT TO US
EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE, AS PROMPTLY AS POSSIBLE, SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE USING THE INTERNET OR TELEPHONE, FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY.
Important Notice Regarding the Internet Availability of Proxy Materials for the
Shareholder Meeting to be Held on May 21, 2020:
This Notice, the Proxy Statement attached to this Notice, and TrustCo’s Annual Report to shareholders for the year ended December 31, 2019 are available free of charge at https://materials.proxyvote.com/898349.

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
TRUSTCO BANK CORP NY
PROXY STATEMENT SUMMARY
FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 2020
Proxy Statement Summary
This summary provides an overview of selected information in this year’s Annual Meeting proxy statement. We encourage you to read the entire proxy statement carefully before voting.
Annual Meeting of Shareholders
Time and Date: 10:00 AM Eastern time, Thursday, May 21, 2020
Place: Trustco Bank’s Loan Center, 6 Metro Park Road, Albany, NY 12205, unless held virtually, per the Notice of Meeting
Record Date: Shareholders as of the close of business on March 23, 2020 are entitled to vote
How to Vote: Shareholders as of the record date are entitled to vote and may do so in person at the annual meeting
You may also vote by:
•	voting your shares over the internet by going to www.proxyvote.com and using the instructions found in the Notice that will be mailed to shareholders on or about April 3, 2020
•	voting your shares by telephone at 1-800-690-6903 within the United States, U.S. territories or Canada using a touch-tone phone and following the recorded instructions
•	marking, signing, dating and mailing your proxy in the postage-paid envelope provided with the proxy statement and returning it before the meeting date
This proxy statement and the enclosed form of proxy were first mailed to shareholders on or about April 3, 2020
Proposals to be Voted on by Shareholders
Proposal		Board Recommendation	Page Reference
1.	Election of One Director Named in This Proxy Statement	FOR (nominee)	5
2.	Advisory Vote on Executive Compensation	FOR	11
3.	Ratification of the Appointment of the Independent Registered Public Accounting Firm	FOR	12
This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY (also referred to as “TrustCo” or the “Company”) of proxies to be voted at TrustCo’s Annual Meeting of Shareholders and to transact any other business that may properly come before the meeting.
TrustCo Bank Corp NY 2020 Proxy Statement	1

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
Board of Directors Snapshot
A key priority of our board of directors is to ensure it is comprised of directors who bring diverse perspectives, experience, and backgrounds to effectively represent the long-term interests of our shareholders.

In Proposal One, our shareholders are asked to vote on the election of the one individual nominated by our board of directors. At the 2019 Annual Meeting, the proposal to declassify our board of directors passed and we also amended our Certificate of Incorporation and Bylaws to provide that directors will be elected by a majority of votes cast. Also, our board adopted a director resignation policy for board members or nominees who do not receive a majority vote. The annual election of directors will be phased in over a 3-year period beginning this year, with all directors up for election for a one-year term commencing in 2022.
The table below sets forth basic information concerning each nominee individually and highlights certain qualifications, areas of expertise, and attributes of our nominees collectively.
Name	Age	Director Since	Independent?	Committee Memberships(1)
Nominee for Election as TrustCo Director for a One Year Term to Expire in 2021
Anthony J. Marinello, M.D., Ph.D.	64	1995	Yes	N&CG, A, C, BC, F, R (Chair)
Other TrustCo Continuing Directors
Dennis A DeGennaro(2)	75	2009	Yes	N&CG, A, C, BC, F, R
Brian C. Flynn	69	2016	Yes	N&CG, A (Chair), C, BC, F, R
Lisa M. Lucarelli	56	2017	Yes	N&CG (Chair), A, C, BC, F, R
Thomas O. Maggs	75	2005	Yes	N&CG, A, C (Chair), BC, F, R
Robert J. McCormick(3)	56	2004	No	F (Chair), R
(1)	Nomination and Corporate Governance = N&CG; Audit Committee= A; Compensation Committee = C; Board Compliance Committee = BC; Fiduciary Committee = F; Risk Committee = R
(2)	Mr. DeGennaro serves as Lead Independent Director
(3)	Mr. McCormick serves as CEO and Chairman of the Board
Corporate Governance Highlights
At the 2019 Annual Meeting, the proposals to declassify the board of directors and provide that uncontested director elections require a majority of the votes cast to elect a director passed. Our commitment to good corporate governance is illustrated by the following practices:
✔	Board independence (6 out of 7 currently serving directors are independent)
✔	Diversity of board skills and experience
✔	Lead independent director with robust duties
✔	Robust stock ownership guidelines for directors and executive officers
✔	Directors attended greater than 75% of all board and committee meetings held in fiscal year 2019
2	TrustCo Bank Corp NY 2020 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
✔	Majority voting with director resignation policy for uncontested elections
✔	Declassification of the board over the next 2 years
✔	Year-round shareholder outreach program
✔	Ongoing Director training and education
✔	Annual board and committee evaluations
✔	Board risk oversight and assessment
Shareholder Engagement and Responsiveness
In 2019 and early 2020, TrustCo has continued to reach out to its large investors representing approximately 51% of its outstanding shares. Through that outreach, TrustCo had conversations with investors representing approximately 15% of the outstanding shares. In response to the input received and discussions among management and the Board over the past several years, TrustCo has made significant and meaningful changes to the way it approaches governance and the way it discloses information about its operation and the compensation of its executive officers. The goal of these efforts is to provide shareholders with the data needed to fully evaluate the Company’s performance as measured against relevant metrics. The same is true of environmental, social, and governance-related matters and the subject of corporate sustainability, which we discussed on our engagement calls with shareholders and with one of the major proxy advisory firms. The changes made to the Company’s governance described herein and the disclosures made regarding corporate sustainability on the Company’s web site demonstrate TrustCo’s commitment to such matters.
Compensation Philosophy and Practices
We seek to provide an executive compensation program that is consistent with promoting sound risk management and long-term value creation for our shareholders. Our executive compensation program is designed to promote the following compensation objectives:
•	Encourage and reward the achievement of our short-term and long-term financial and strategic objectives;
•	Align executive interests with the interests of our shareholders to ensure their focus on long-term return to shareholders and consideration of risk management; and
•	Provide a comprehensive compensation program that fosters the retention of current executive officers and serves to attract new highly-talented, results-driven executives as the need may arise.
At our 2019 annual shareholders meeting, shareholders representing 96.1% of the votes cast supported the “say-on-pay” vote.
What We Do
✔	Tie executive pay to corporate performance
✔	Provide for more than one metric for vesting under our performance share awards
✔	Establish separate metrics for our short-term and long-term incentives plan designs to evaluate performance
✔	Use balanced performance metrics which consider both the Company’s absolute performance and its relative performance versus peers
✔	Maintain a robust clawback policy covering all executive officer incentive-based awards for material restatement and material fraud or misconduct
✔	Require stock ownership and retention guidelines for executive officers and directors
✔	Engage with shareholders to promote transparency, improve accountability, and provide investors with a meaningful voice relating to our corporate governance practices
What We Don’t Do
✔	We do not grant multi-year guaranteed incentive awards for executive officers
✔	We no longer provide for “single-trigger” accelerated vesting of equity-based awards upon a change in control
✔	We do not allow for excise tax “gross-ups” upon a change in control in employment agreements entered into since 2013
✔	We do not permit our executive officers and directors to hedge or pledge Company securities
✔	We do not allow for discounting, reloading, or re-pricing of stock options without shareholder approval
TrustCo Bank Corp NY 2020 Proxy Statement	3

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
Information about the Annual Meeting
Only shareholders of record at the close of business on March 23, 2020 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold. TrustCo’s common stock is the only class of its equity securities outstanding. As of March 23, 2020, there were 96,432,658 shares of common stock outstanding.
The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card or otherwise properly vote, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum. If a shareholder owns shares in “street name” through a bank or broker, the shareholder may instruct his or her bank or broker how to vote the shares using the instructions provided by the bank or broker. A “broker non-vote” occurs when a shareholder who owns shares through a bank or broker fails to provide the bank or broker with voting instructions and either the bank or broker does not have the discretionary authority to vote the shares on a particular proposal or the bank or broker otherwise fails to vote the shares.
Under the rules of the NASDAQ Stock Market and the New York Stock Exchange, brokers do not have discretionary authority to vote shares on proposals that are not “routine.” Of the proposals to be considered at the Annual Meeting, only Proposal 3 (Ratification of the Appointment of Crowe LLP as TrustCo’s Independent Auditors) is considered a routine matter, so the bank or broker will have discretionary authority to vote shares held in street name on this item. None of the other proposals would be considered routine matters under the NASDAQ Stock Market and New York Stock Exchange rules, so brokers do not have discretionary authority to vote shares held in street name on those proposals. If a shareholder wishes for his or her shares to be voted on these matters, the shareholder must provide his or her broker with voting instructions.
All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated. If shareholders of record return a signed proxy card but fail to instruct how the shares registered in their names must be voted or otherwise vote without marking voting selections, the shares will be voted as recommended by TrustCo’s board of directors. The board of directors recommends that shareholders vote:
•	“FOR” the election of the nominee for director,
•	“FOR” the approval of the nonbinding advisory resolution approving the compensation of TrustCo’s named executive officers, and
•	“FOR” ratification of the appointment of Crowe LLP as TrustCo’s independent auditors.
If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.
Any shareholder executing a proxy solicited under this proxy statement has the power to revoke it by giving written notice to the Corporate Secretary of TrustCo at its main office address or at the meeting of shareholders at any time prior to the exercise of the proxy.
TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or TrustCo’s wholly-owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services. TrustCo has retained Alliance Advisors, LLC to aid in the solicitation of proxies for a solicitation fee of $11,000, plus expenses. The entire cost of this solicitation will be paid by TrustCo.
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
4	TrustCo Bank Corp NY 2020 Proxy Statement

THE ANNUAL MEETING – PROPOSAL ONE
THE ANNUAL MEETING
A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.
Proposal 1 - Election of Directors
At the 2019 Annual Meeting, the proposal to declassify the board of directors and have all directors elected annually passed. The annual election of directors will be phased in over a 3-year period beginning this year with each director’s terms now expiring after one year and with all directors up for election in 2022. Therefore, the nominee for election as a director at the Annual Meeting will be for a one-year term expiring at TrustCo’s 2021 annual meeting and beginning with the 2021 annual meeting of shareholders, a majority of the directors will be elected annually and beginning with the 2022 annual meeting of shareholders, the entire Board of directors will be elected annually. The board of directors also adopted a new Director Resignation Policy to address the situation in which a nominee for the board does not receive a majority of the votes cast. Under the Director Resignation Policy, which became effective after last year’s annual meeting of shareholders, by accepting a nomination to stand for election or re-election as a director of TrustCo, or an appointment as a TrustCo director to fill a vacancy or new directorship, each candidate, nominee or appointee will agree that if, in an uncontested election, he or she does not receive a majority of the votes cast in favor or his or her election, the director must promptly tender a written offer of resignation. Upon receipt of the offer of resignation, TrustCo’s Nominating and Corporate Governance Committee must promptly consider the offer and recommend to the full board whether to accept the resignation or reject it. The board must act on the committee’s recommendation not later than the next regularly scheduled board meeting after receipt of the recommendation. TrustCo’s Amended and Restated Certificate of Incorporation (as amended to date, the “Certificate of Incorporation”) provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the board of each of TrustCo and Trustco Bank is fixed at seven members.
The first item to be acted upon at the Annual Meeting is the reelection of one director to serve on the TrustCo board of directors, that being Dr. Marinello, whose current term ends at the 2020 Meeting of Shareholders.1 The pages that follow set forth information regarding the TrustCo nominee, as well as information regarding the remaining members of TrustCo’s board. Proxies will be voted in accordance with the specific instructions provided. Properly executed proxies that do not contain voting instructions will be voted “FOR” the election of the TrustCo nominee. If our nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend. TrustCo’s nominee has consented to being named in this proxy statement and to serve if elected. The board of directors has no reason to believe that the nominee will decline or be unable to serve if elected.
[1]
The term of director William D. Powers also ends at the 2020 Meeting of Shareholders. Upon the recommendation of the Nominating and Corporate Governance Committee, the board of directors has decided that it will not immediately fill that position and has resolved to reduce, effective at the 2020 Meeting of Shareholders, the number of directors comprising the entire board of each of TrustCo and Trustco Bank to six.

TrustCo Bank Corp NY 2020 Proxy Statement	5

THE ANNUAL MEETING – PROPOSAL ONE
Information on TrustCo Directors and Nominees
Nominee for Election as TrustCo Director(1)
for a One Year Term to Expire in 2021
Name and Principal Occupation (1)

Anthony J. Marinello, M.D., Ph.D., Age 64, Physician, Chief Medical Officer, Capital District Physicians Health Plan, January 2020 to present; Vice President, Primary Care Services of Capital District Physicians Health Plan from 2018 to 2019. Previously a physician in private practice. Director of TrustCo and Trustco Bank from 1995 to present. Chair of the board of directors of TrustCo and Trustco Bank for 2013. Dr. Marinello contributes his experience as an entrepreneur operating a successful medical practice, an officer of a health insurance company, and his skills for developing and evaluating business strategies.

Vote Required and Recommendation
The nominee for election to the TrustCo board must receive the affirmative vote of a majority of the votes cast by the holders of common stock represented at the Annual Meeting in person or by proxy, which means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against.” Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on this proposal. Dissenters’ rights are not available to shareholders who object to the proposal. If elected, the nominee would serve for one year until the 2021 Annual Meeting of Shareholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, or removal. If the director nominee fails to receive an affirmative majority of the votes cast, the board of directors will implement TrustCo’s Director Resignation Policy (if the nominee was an existing member of the board) and may take any appropriate actions within the board’s powers, such as decreasing the number of directors or filling a vacancy.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEE AS A TRUSTCO DIRECTOR, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.
Other TrustCo Directors
Name and Principal Occupation(1)

Dennis A. DeGennaro, Age 75, President and Chief Executive Officer, Camelot Associates Corp. (commercial and residential home builder and developer). Current Lead Independent Director of the board of directors of TrustCo and Trustco Bank. Director of TrustCo and Trustco Bank from 2009 to present. Chair 2016 to 2018. Mr. DeGennaro is highly knowledgeable about commercial and residential real estate in the Capital Region of New York and contributes his organizational skills and experience from operating a successful business enterprise.

Brian C. Flynn, Age 69, Consultant and Certified Public Accountant (NY). Director of TrustCo and Trustco Bank since 2016. Former partner of KPMG LLP (retired 2010) where he was employed for approximately 30 years. Mr. Flynn served in KPMG’s banking and finance practice area where his specialties included providing tax services to community banks, thrift institutions, and real estate developers/ operators. Since his retirement in 2010, he has served as a technical tax consultant to a community bank trade group. Mr. Flynn brings to the board extensive tax, accounting, and financial reporting expertise in the financial services industry. Mr. Flynn has been designated an audit committee financial expert.

Lisa M. Lucarelli, Age 56, Director of TrustCo and Trustco Bank since 2017. Owner of LMKD Properties, LLC (property management firm). Ms. Lucarelli contributes her experience in the area of residential real estate, as an entrepreneur operating a successful business enterprise, and her skills for developing and evaluating business strategies.

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
6	TrustCo Bank Corp NY 2020 Proxy Statement

THE ANNUAL MEETING – PROPOSAL ONE
Other TrustCo Directors (continued)
Name and Principal Occupation(1)

Thomas O. Maggs, Age 75, President, Risk Strategies, Inc., an insurance agency from 2018 to present. President, Maggs & Associates, The Business Insurance Brokers, Inc. (insurance broker), 1987 to 2018. Director of TrustCo and Trustco Bank from 2005 to present. Chair of the board of directors of TrustCo and Trustco Bank for 2015. Mr. Maggs contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.

Robert J. McCormick, Age 56, President and Chief Executive Officer of TrustCo from 2004 to present, Chair 2009 to 2010 and 2019 to present, executive officer of TrustCo from 2001 to present and Chief Executive Officer of Trustco Bank from 2002 to present. Director of TrustCo and Trustco Bank from 2005 to present. Joined Trustco Bank in 1995. Mr. McCormick contributes his skills and knowledge obtained from being the chief executive officer of the Company and Trustco Bank.

William D. Powers (2) Age 78, Consultant, Powers & Company, LLC, retired. Chair of the board of directors of TrustCo and Trustco Bank for 2012. Director of TrustCo and Trustco Bank from 1995 to present. Mr. Powers contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Mr. Powers’ current term expires at the 2020 Annual Meeting. He is not standing for reelection.
Information on TrustCo Executive Officers

Kevin M. Curley, Age 53, Executive Vice President and Chief Operations Officer, TrustCo and Trustco Bank from 2018 to present. Senior Vice President of TrustCo and Trustco Bank from 2011 to 2018. Administrative Vice President of TrustCo and Trustco Bank from 2004 to 2016. Executive Officer of TrustCo and Trustco Bank from 2017 to present. Joined Trustco Bank in 1990.

Michael Hall, Age 54, General Counsel and Corporate Secretary of TrustCo and Trustco Bank from 2018 to present. Vice President and Counsel of TrustCo and Trustco Bank from 2015 to 2018. Assistant Secretary of TrustCo and Trustco Bank for 2016. Executive Officer and Secretary of TrustCo and Trustco Bank from 2017 to present. Attorney with McNamee, Lochner, Titus & William, P.C. from 1992 to 2015. Joined TrustCo and Trustco Bank in 2015.

Robert M. Leonard, Age 57, Executive Vice President of TrustCo and Trustco Bank from 2013 to present. Chief Risk Officer TrustCo and Trustco Bank from 2016 to present. Senior Vice President of TrustCo and Trustco Bank from 2010 to 2013. Administrative Vice President of TrustCo and Trustco Bank from 2004 to 2009. Secretary of TrustCo and Trustco Bank from 2003 to 2006 and 2009 to 2016. Assistant Secretary of TrustCo and Trustco Bank from 2006 to 2009. Executive Officer of TrustCo and Trustco Bank from 2003 to present. Joined Trustco Bank in 1986.

Michael M. Ozimek, Age 45, Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank from 2018 to present. Senior Vice President and Chief Financial Officer of TrustCo and Trustco Bank from 2014 to 2018. Administrative Vice President of Trustco Bank from 2010 to 2014. Executive Officer of TrustCo and Trustco Bank from 2014 to present. Joined TrustCo and Trustco Bank in 2002.

Scot R. Salvador, Age 53, Executive Vice President and Chief Lending Officer of TrustCo and Trustco Bank from 2004 to present. Executive Officer of TrustCo and Trustco Bank from 2004 to present. Joined Trustco Bank in 1995.

Eric W. Schreck, Age 53, Senior Vice President and Florida Regional President of Trustco Bank from 2009 to present. Treasurer of TrustCo from 2010 to present. Executive Officer of TrustCo and Trustco Bank from 2010 to present. Joined Trustco Bank in 1989.

Board Meetings and Committees
TrustCo’s full board held ten meetings during 2019. All of the directors, except for Robert J. McCormick, are considered to be “independent directors” under the listing qualification rules for companies such as TrustCo, whose shares are traded on The NASDAQ Stock Market. TrustCo’s independent directors met in executive session two times during 2019, with all of the independent directors attending all executive sessions of the board held during 2019. Board executive sessions are chaired by Lead Independent Director DeGennaro.
TrustCo maintains an Audit Committee, a Compensation Committee, a Board Compliance Committee, a Fiduciary Committee, a Nominating and Corporate Governance Committee, and a Risk Committee. The charter of each of the committees may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” link.
The Nominating and Corporate Governance Committee held eight meetings in 2019. The directors currently serving on the Nominating and Corporate Governance Committee are Lisa M. Lucarelli (Chair), Dennis A. DeGennaro, Brian C. Flynn, Thomas O. Maggs, Dr. Anthony J. Marinello, and William D. Powers. The function of the Nominating and Corporate Governance Committee is to assist the board by recommending and reviewing individuals for consideration as directors and developing and annually reviewing governance guidelines applicable to the Company.
TrustCo Bank Corp NY 2020 Proxy Statement	7

THE ANNUAL MEETING – PROPOSAL ONE
TrustCo’s Audit Committee held twelve meetings and two executive sessions in 2019. All Audit Committee members attended all meetings, except Mr. Powers who did not attend the executive session or the Committee meeting in August 2019. The directors currently serving on the Audit Committee are Brian C. Flynn (Chair), Dennis A. DeGennaro, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, and William D. Powers. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Committee’s functions also include the review of TrustCo’s and Trustco Bank’s internal audit function and the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.
TrustCo’s Compensation Committee held eight meetings in 2019. The directors currently serving on the Compensation Committee are Thomas O. Maggs (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Dr. Anthony J. Marinello, and William D. Powers. The function of the Compensation Committee is to generally oversee the employee compensation and benefit policies, plans, and programs of TrustCo and Trustco Bank. The Committee’s responsibilities also include establishing, annually reviewing, and approving the compensation of the executive officers. In addition, the Compensation Committee is responsible for annually reviewing board compensation and making appropriate recommendations for changes thereto. Please refer to the discussion under “Executive Compensation” for a more detailed description of the Compensation Committee’s activities relative to the named executive officers.
The Board Compliance Committee held twelve meetings in 2019. The directors currently serving on the Board Compliance Committee are William D. Powers (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, and Dr. Anthony J. Marinello. The functions of the Compliance Committee are to provide assistance to the board in fulfilling its oversight responsibility relating to compliance with legal and regulatory requirements and Trustco Bank’s policies, including overseeing Trustco Bank’s communications with the federal banking agencies and other governmental authorities with jurisdiction over TrustCo and Trustco Bank.
The Fiduciary Committee held three meetings in 2019. The directors currently serving on the Fiduciary Committee are Robert J. McCormick (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, and William D. Powers. The functions of the Fiduciary Committee are to assist the board of directors in fulfilling its responsibilities with respect to the Trustco Bank Financial Service Department regarding fiduciary, agency, and custodial activities; overseeing the Financial Services Department in providing estate administration, trust administration, investment management services, and custodial services; advising the board of directors with respect to the adoption of appropriate policies to be observed in offering such services; overseeing and enforcing sound risk management practices, and reporting to the board of directors on the activity of the Financial Services Department in the conduct of its business.
The Risk Committee held seven meetings in 2019. The directors currently serving on the Risk Committee are Dr. Anthony J. Marinello (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, and William D. Powers. The functions of the Risk Committee are to oversee the Company’s enterprise risk management program and to ensure that risk is appropriately identified, measured, treated, monitored, and reported within the governance structure approved by the board.
Compensation Committee Interlocks and Insider Participation.
No member of the Compensation Committee: (1) was an officer or employee of TrustCo or Trustco Bank; (2) was formerly an officer of TrustCo or Trustco Bank; or (3) had any relationship requiring disclosure by TrustCo under the Securities and Exchange Commission (“SEC”) rules governing disclosure of related party transactions. No executive officer of TrustCo served as a director or member of a compensation committee of another entity, one of whose executive officers served as a member of TrustCo’s board of directors or Compensation Committee.
Board Leadership Structure and Role in Risk Oversight
Board Leadership
Director DeGennaro was elected as the Company’s first Lead Independent Director and took office as of January 1, 2019. Upon the recommendation of the Nominating and Corporate Governance Committee, the board reappointed Mr. DeGennaro as Lead Independent Director effective April 1, 2020 to serve a term ending upon the earlier of March 30, 2021 or the date the board elects a successor. Robert J. McCormick, TrustCo’s president and chief executive officer, continues to serve as the chairman of the board.
8	TrustCo Bank Corp NY 2020 Proxy Statement

THE ANNUAL MEETING – PROPOSAL ONE
The board of directors believes that it is more effective and efficient in the management of TrustCo and Trustco Bank and in the overall oversight of TrustCo’s operations to combine the roles of chairman and chief executive officer. TrustCo’s Audit, Compensation, Board Compliance, Nominating and Corporate Governance, and Risk committees are all chaired by independent directors. Mr. DeGennaro, our Lead Independent Director, has been a member of the board of TrustCo and Trustco Bank since 2009. Under our Corporate Governance Guidelines, the Lead Independent Director will:
•	Chair the meetings of the independent directors of the board,
•	Work with the chairman and CEO to develop the board and committee agendas,
•	Develop the agendas for and chair executive sessions of the board’s independent directors, and
•	In consultation with the Nominating and Corporate Governance Committee, review and report on the results of the board’s and committees’ performance self-evaluations.
Role in Risk Oversight
Risk is inherent in the operation of every financial institution, and management of risk is a key part of the institution’s success. Risks faced by TrustCo and Trustco Bank include information security risk, credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputational risk. TrustCo management is responsible for the day-to-day management of the risks faced by the Company, while the board of directors as a whole is ultimately responsible for risk management oversight. In carrying out its responsibilities in this area, the board has delegated important duties to its committees. The Risk Committee has, as noted above, responsibility to oversee the management of the Company’s enterprise risk management program and to ensure that risk, including information security risk, is appropriately identified, measured, treated, monitored, and reported within the governance structure approved by the board. The Audit Committee assists the full board with respect to the adequacy of TrustCo’s internal controls and financial reporting process, the independence and performance of TrustCo’s internal and external auditors, and compliance with legal and regulatory requirements. The Board Compliance Committee assists the board with respect to compliance with legal and regulatory requirements. The Fiduciary Committee oversees the Company’s Financial Services Department and assists the full board in managing risk associated therewith, as well as in fulfilling its responsibilities regarding fiduciary, agency, and custodial activities. Finally, the Compensation Committee has the authority to conduct annual reviews of the Company’s incentive compensation practices to assess the extent to which such arrangements and practices encourage risk-taking and whether the level of encouragement of such risk-taking is appropriate under the circumstances. The Compensation Committee has concluded that the compensation policies are not reasonably likely to have a material adverse effect on the Company.
The entire board reviews and approves, on an annual basis, all significant policies that address risk within TrustCo’s consolidated organization, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputational risk. The board monitors risk through reports received on a periodic basis from management, and the board annually approves the Company’s business continuity plan as well as its insurance program.
Director Nominations
The nominee standing for election at the Annual Meeting was considered and selected by the Nominating and Corporate Governance Committee and unanimously approved by TrustCo’s independent directors.
The Nominating and Corporate Governance Committee is appointed by the board of directors in part to review and identify individuals qualified to become board members and to recommend to the board the nominees for consideration at the Annual Meeting.
As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies. Although neither the committee nor the full board of directors has a formal policy with respect to diversity, the committee and the board have a general objective of having a board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience, and perspective.
After a potential candidate is identified, the committee investigates and assesses the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the committee. From time to time, but at least once each year, the committee meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or elected to fill vacancies. All nominees must be approved by the committee and by a majority of the independent members of the board.
TrustCo’s board of directors agrees with the view of many shareholders that board diversity is a key contributor to company performance. The board continues to consider diversity in the context of its board refreshment program. In that regard, the board
TrustCo Bank Corp NY 2020 Proxy Statement	9

THE ANNUAL MEETING – PROPOSAL ONE
adopted a mandatory retirement age for new directors first taking office in or after 2017. Through the board’s self-evaluation process, the board’s needs in terms of the experience and expertise of its members are continuously evaluated and the needs identified are considered in the process of identifying potential board candidates. The board is committed to seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills, and experiences as part of each search for qualified directors the Company undertakes.
The committee will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo’s bylaws, written nominations of persons for election to the board of directors must be delivered or mailed to the board not fewer than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if fewer than 21 days’ notice of the meeting is provided.
Shareholder Communications with Board and Board Attendance at Annual Meeting of Shareholders
TrustCo provides a process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Michael Hall, Corporate Secretary, P.O. Box 1082, Schenectady, New York 12301-1082. Additionally, immediately after the Annual Meeting of Shareholders, TrustCo conducts a shareholders’ assembly which provides a forum for shareholders to express their views.
Although TrustCo does not have a policy with regard to board members’ attendance at the Annual Meeting of Shareholders, the directors are encouraged to attend such meetings, and all of the directors attended both the 2019 Annual Meeting and the Shareholders’ Assembly.
10	TrustCo Bank Corp NY 2020 Proxy Statement

THE ANNUAL MEETING – PROPOSAL TWO
Proposal 2 - Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers
TrustCo has annually provided shareholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, and the tabular disclosure regarding the compensation of the named executive officers and the accompanying narrative. (This opportunity is often referred to as a “say-on-pay” vote or proposal.)
The say-on-pay proposal described below gives TrustCo shareholders the opportunity to endorse, or not endorse, the compensation of the named executive officers. The vote on the proposal is not intended to address any specific element of executive compensation. Further, the vote is advisory, which means that it is not binding on TrustCo, its board of directors, or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. Please refer to the “Compensation Discussion and Analysis” for a discussion of the effect of the vote on the say-on-pay proposal at TrustCo’s 2019 annual meeting on the Compensation Committee’s decisions during 2019.
As discussed in more detail in the Compensation Discussion and Analysis, TrustCo seeks to offer a compensation structure for its executive officers designed to compare favorably with its peer group while taking into account the experience and responsibilities of each particular executive officer. TrustCo also seeks to provide compensation incentives that promote the enhancement of shareholder value in conjunction with encouraging and rewarding a high level of performance evidenced through the achievement of corporate and individual financial and business objectives and managing and minimizing the level of risk inherent in any compensation program. The Compensation Committee and the board of directors believe that the policies and procedures described in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation program and achieving its goals and that the compensation of the Company’s named executive officers in 2019 reflects and supports these compensation policies and procedures.
Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholders of TrustCo Bank Corp NY approve, on an advisory basis, the compensation of the named executive officers, as disclosed in TrustCo’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast is required to adopt the foregoing resolution approving the compensation of TrustCo’s named executive officers. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on the outcome of this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.
TrustCo Bank Corp NY 2020 Proxy Statement	11

THE ANNUAL MEETING – PROPOSAL THREE
Proposal 3 - Ratification of the Appointment of Independent Auditors
The Audit Committee of TrustCo’s Board of Directors has recommended, and the Board of Directors on February 18, 2020 reappointed, Crowe LLP as TrustCo’s Independent Auditors for the year ending December 31, 2020. At the Annual Meeting, shareholders will consider and vote on the ratification of the engagement of Crowe LLP for the fiscal year ending December 31, 2020. Information with respect to the services provided in 2019 and 2018 to TrustCo by Crowe LLP is presented under the Audit Committee discussion, below. Representatives of Crowe LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.
The following table presents fees for professional audit services, as well as other professional or consulting services, rendered by Crowe LLP. The services included audits of TrustCo’s annual consolidated financial statements for the years ended December 31, 2019 and 2018 and of the effectiveness of internal controls over financial reporting, tax return preparation services, and other services provided by Crowe LLP during the years ended December 31, 2019 and 2018.
	2019	2018
Audit fees	$535,000	$508,000
Audit related fees(1)	82,500	—
Tax fees(2)(3)	104,475	196,571
All other fees	—	—
Total Fees	$721,975	$704,571
(1)	For 2019, audit related fees consisted of professional services for Form S-8 consent procedures and as well as the adoption of new Current Expected Credit Losses (CECL) accounting standard.
(2)	For 2019 and 2018, tax fees consisted of tax return preparation services and assistance with tax audits.
(3)	For 2018, there were also professional service fees associated with fixed asset studies conducted during the year.
TrustCo’s Audit Committee held twelve meetings and two executive sessions in 2019. The directors currently serving on the Audit Committee are Brian C. Flynn (Chair), Dennis A. De Gennaro, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, and William D. Powers. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; the Committee’s functions also include the review of TrustCo’s and Trustco Bank’s internal audit function and the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast is required to ratify the appointment of Crowe LLP as TrustCo’s Independent Auditors for the year ending December 31, 2020. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and therefore, will have no effect on this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.
12	TrustCo Bank Corp NY 2020 Proxy Statement

AUDIT COMMITTEE
Audit Committee
The Audit Committee of TrustCo’s board of directors is responsible for providing oversight of TrustCo’s accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of six directors, each of whom is independent under the listing standards of The NASDAQ Stock Market, and each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards. Each Audit Committee member also satisfies the additional independence requirements contained in the Securities Exchange Act of 1934 for members of public company audit committees. The board of directors has determined that Brian C. Flynn meets the definitions of “audit committee financial expert” adopted by the SEC and included in NASDAQ’s rules for listed companies. In addition, to assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the Committee. As consultants to the Audit Committee, a Marvin and Company partner attends Audit Committee meetings on at least a quarterly basis, reviews all materials presented to the Audit Committee each month, responds to questions and inquiries from Audit Committee members and questions internal audit department personnel, representatives of the Company, the Company’s Independent Auditors, and management prior to, during, and as follow up to Audit Committee meetings.
The Audit Committee operates under a written charter approved by the board of directors. Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the Audit Committee considers necessary or appropriate. A copy of the Audit Committee’s charter may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” link.
It is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s Independent Auditors, as well as any services provided by any other Registered Public Accounting firm. In considering nonaudit services, the Audit Committee will consider various factors including, but not limited to, whether it would be beneficial to have the service provided by the Independent Auditors and whether the service could compromise the independence of the Independent Auditors. In certain circumstances, the Audit Committee’s policies and procedures provide the Committee’s Chairman with the authority to preapprove services from the Company’s Independent Auditors, which approval is then reviewed and approved at the next Audit Committee meeting. Accordingly, all of the services described herein were approved by the Audit Committee.
Audit Committee Report
The Audit Committee’s responsibility is to monitor and oversee TrustCo’s financial reporting and audit processes and to otherwise conduct its activities as provided for in its charter. Management is responsible for TrustCo’s internal controls and financial reporting process. TrustCo’s Independent Auditors for 2019, Crowe LLP, were responsible for performing an independent audit of TrustCo’s consolidated financial statements and evaluating the effectiveness of TrustCo’s internal controls over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures as well as evaluating the effectiveness of the Company’s governance, risk management, and internal control processes. In performing its oversight, the Audit Committee reviews the performance of Crowe LLP and TrustCo’s Director of Internal Audit.
In connection with these responsibilities, the Audit Committee met with management and Crowe LLP on February 18, 2020 to review and discuss TrustCo’s December 31, 2019 and 2018 consolidated financial statements. The Audit Committee also discussed with Crowe LLP the matters required to be communicated to audit committees in accordance with professional standards and received the written disclosures and a letter from Crowe LLP required by relevant regulatory and professional standards regarding auditor communications with audit committees concerning independence.
Based upon the Audit Committee’s discussions with management and the Independent Auditors, and its review of the information described in the preceding paragraphs, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.
AUDIT COMMITTEE:	Brian C. Flynn, Chair Dennis A. DeGennaro Lisa M. Lucarelli Thomas O. Maggs Dr. Anthony J. Marinello William D. Powers
Other Matters
TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting. If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority.
TrustCo Bank Corp NY 2020 Proxy Statement	13

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (the “CD&A”) describes the objectives, policies, and components of TrustCo’s 2019 executive compensation program for its named executive officers. In addition, the CD&A will discuss and analyze the decisions of and actions taken by the Compensation Committee during, before, and after 2019 as those decisions and actions relate to such objectives and policies and the compensation paid to or earned by the named executive officers during 2019.
Named Executive Officers
From the executive officers listed on page 7 of this proxy statement TrustCo identified the following as named executive officers for 2019:
•	Robert J. McCormick, President and Chief Executive Officer, TrustCo and Trustco Bank
•	Michael M. Ozimek, Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank
•	Scot R. Salvador, Executive Vice President and Chief Banking Officer, TrustCo and Trustco Bank
•	Robert M. Leonard, Executive Vice President and Chief Risk Officer, TrustCo and Trustco Bank
•	Kevin M. Curley, Executive Vice President and Chief Operations Officer, TrustCo and Trustco Bank
Objectives of Executive Compensation Program
Our executive compensation program is designed to promote the following compensation objectives:
•	Encourage and reward the achievement of our short-term and long-term financial and strategic objectives;
•	Align executive interests with the interests of our shareholders to ensure their focus on long-term return to shareholders and consideration of risk management; and
•	Provide a comprehensive compensation program that fosters the retention of current executive officers and serves to attract new highly-talented, results-driven executives as the need may arise.
Engagement, Feedback and Changes
In 2019 and early 2020, TrustCo continued its vigorous shareholder engagement program, reaching out to large investors representing approximately 51% of its outstanding shares. Through that outreach, TrustCo had conversations with investors representing approximately 15% of the outstanding shares. In response to the input received, over the past several years, TrustCo has made significant and meaningful changes to the way it approaches governance and the way it discloses information about its operations and the compensation of its executives. The goal of these efforts is to provide shareholders with the data needed to fully evaluate the Company’s performance as measured against relevant metrics. The changes made demonstrate TrustCo’s commitment to such matters. Additionally, in 2019, shareholders representing 96.1% of the votes cast supported the “say-on-pay” vote.
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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
TrustCo values shareholder views and insights and believes that its engagement program builds informed relationships, promotes transparency, and improves accountability. The ultimate goal is to appropriately relate executive pay to corporate performance and provide our investors with a meaningful voice relating to our corporate governance practices.
Our Compensation Governance Practices
WHAT WE DO		WHAT WE DON’T DO
✔	Tie executive pay to corporate performance	✘	We do not grant multi-year guaranteed incentive awards for executive officers
✔	Provide for more than one metric for vesting under our performance share awards	✘	We no longer provide for “single-trigger” accelerated vesting of equity-based awards upon a change in control
✔	Establish separate metrics for our short-term and long-term incentive plan designs to evaluate performance	✘	We do not allow for excise tax “gross-ups” upon a change in control in employment agreements entered into since 2013
✔	Use balanced performance metrics which consider both the Company’s absolute performance and its relative performance versus peers	✘	We do not permit our executives to hedge or pledge Company securities
✔	Maintain a robust clawback policy covering all executive officer incentive-based awards for material restatement and material fraud or misconduct	✘	We do not allow for discounting, reloading, or re-pricing of stock options without shareholder approval
✔	Require stock ownership and retention guidelines for executive officers
✔	Engage with shareholders to promote transparency, improve accountability, and provide investors with a meaningful voice relating to our corporate governance practices
Highlights of 2019 Business Results
TrustCo continued its strong performance in 2019. The Company was able to achieve these accomplishments, despite a continued mixed economy and increased regulatory expectations, by executing its long-term plan focused on traditional lending criteria and balance sheet management. Achievement of specific business goals such as the continued expansion of loans and deposits, along with tight control of operating expenses and manageable levels of nonperforming assets, is fundamental to the long term success of the Company as a whole. As set out in greater detail below, the achievement of many metrics in 2019 was above the 60th percentile as compared to the company’s peers. The chart below summarizes key results.
Company Performance
Performance Metric	2019 Results	2018 Results
Net Income	$57.8 million	$61.4 million
Return on Average Equity	11.26%	13.05%
Return on Average Assets	1.12%	1.25%
Diluted Earnings Per Share	$0.597	$0.636
Nonperforming Loans to Total Loans	0.51%	0.64%
Efficiency Ratio(1)	56.13%	53.97%
(1)
Efficiency ratio is a non-GAAP financial measure. Please refer to page 35 of Trustco’s 2019 Annual Report to Shareholders, which is included with TrustCo’s annual report on Form 10-K for the year ended December 31, 2019, for further information, including the required reconciliation.

Compensation Committee and Management Role in Determining Compensation for the Named Executive Officers
The Compensation Committee has responsibility for overseeing the Company’s executive compensation policies and practices, including establishing annual salaries, long-term incentive and equity-incentive arrangements, annual incentive arrangements, and all other benefit and compensation programs for the Company’s named executive officers. The Compensation Committee is solely responsible for setting the compensation of Mr. McCormick, the Company’s Chief Executive Officer (“CEO”). As for the other named executive officers, the CEO generally makes recommendations to the Compensation Committee considering the named executive officers’ performance, the Company’s performance, and other factors. The Committee then evaluates the recommendations and determines the levels and structure of these executive officers’ compensation.
TrustCo Bank Corp NY 2020 Proxy Statement	15

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
In making its decisions, the Compensation Committee considers a number of factors including among others:
•	TrustCo’s and Trustco Bank’s attainment of net income goals;
•	The Company’s operating performance against its past performance and that of its peers;
•	Total shareholder return;
•	Overall profitability from year to year;
•	Company efficiency; and
•
Banking experience of individual named executive officers, the scope of their responsibility within the overall organization, their individual performance, and the specific contributions they made to TrustCo and Trustco Bank during the course of the year.

The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market. The Compensation Committee generally considers most or all of the above criteria but does not generally assign a specific weight to any of these factors in making compensation decisions and may choose certain criteria in one year and others in other years. Except for specific goals set with respect to certain compensation programs described herein, the Compensation Committee makes compensation decisions on a discretionary basis considering such factors and criteria as it deems appropriate from year to year.
Use of Peer Companies
As part of the Company’s analysis, review, and implementation of its executive compensation program, the Compensation Committee reviews aspects of the financial performance of a group of companies the Company considers to be its peers, as well as the compensation paid to certain executive officers of these peer companies. For example, annual bonus awards paid pursuant to the Company’s Executive Officer Incentive Plan are based on the achievement of certain performance metrics relative to the achievement of the same metrics by these peer companies. In addition, the Compensation Committee typically reviews the total compensation, including base salary, incentive compensation, equity awards, and other compensation, paid to the top three to five executive officers of these peer companies. While the Compensation Committee considers certain aspects of the financial performance of peer companies and the compensation paid to the named executive officers of those peer companies relative to the Company’s performance and compensation paid to the Company’s named executive officers, it does not specifically benchmark compensation against these peer companies. Rather, the Compensation Committee uses the information as a general guide to setting compensation for the Company’s named executive officers.
The Compensation Committee typically determines the Company’s then-current peer group for its use in certain aspects of the compensation program. The criteria the Compensation Committee uses to determine peer companies is generally the same from year to year and consists of New York, New Jersey, and Florida-based banks and thrifts with assets of between $2 billion and $10 billion. The Compensation Committee is of the view that inasmuch as the Company’s major market areas are in Upstate New York, Downstate New York/Northern New Jersey and Florida, these comparably-sized companies are a reasonable representation of its peers. As of December 31, 2018, the Company had total assets of approximately $4.96 billion. The composition of the peer group may change from year to year as new companies enter the relevant market or on account of changes in the size of companies or mergers or acquisitions. The Company also uses the peer group to evaluate performance in the context of certain aspects of the compensation program. The peer group utilized for these purposes consisted of the following companies (the “Peer Group”):
Arrow Financial Corporation	Kearny Financial Corp.
Bridge Bancorp, Inc.	Lakeland Bancorp, Inc.
Capital City Bank Group, Inc.	NBT Bancorp Inc.
Community Bank System, Inc.	Northfield Bancorp, Inc.
CenterState Bank Corporation	OceanFirst Financial Corp.
ConnectOne Bancorp, Inc.	Oritani Financial Corp.
Dime Community Bancshares, Inc.	Peapack-Gladstone Financial Corporation
FCB Financial Holdings, Inc.	Provident Financial Services, Inc.
Financial Institutions, Inc.	Seacoast Banking Corporation of Florida
First of Long Island Corporation	Tompkins Financial Corporation
Flushing Financial Corporation
Sun Bancorp, Inc. was acquired in 2018 by OceanFirst Financial Corp, a company already reflected as a part of the Peer Group. As a result, Sun Bancorp was removed from the peer group.
In December 2019, as part of its year-end review of the Company’s executive compensation program, the Compensation Committee reviewed the base salary and total compensation paid to the officers of the companies in the Peer Group. In addition, the Compensation Committee also compared the Company’s overall performance with that of companies in the Peer Group.
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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Compensation Consultants
The Compensation Committee periodically, but not necessarily annually, retains compensation consultants, reviews information provided by or through third-party sources, and often relies on TrustCo’s Human Resources Department to gather such information.
In 2019, management engaged McLagan, which is part of the Rewards Solutions practice at Aon Plc and an independent executive compensation consulting firm, for background and market research services. Information thus obtained was also shared with the Committee.
2019 Executive Compensation Program
For 2019 there were three basic elements to TrustCo’s executive compensation program, each of which has sub-elements:
Annual Compensation	Salary, Executive Officer Incentive Plan and Other Benefits
Long-Term Compensation	Restricted Stock Units and Performance Share Awards
Retirement Compensation	401(k) Plan and Replacement Supplemental Retirement Plan Payments
As a general matter, the Compensation Committee initially considers total compensation levels of the Peer Group prior to making compensation decisions with respect to each of the individual elements of executive compensation. The description below provides discussion and analysis for each element of TrustCo’s executive compensation program for 2019, including the relevant history of those components and the compensation decisions made for 2019.

Annual Compensation
Base Salary
Annual salary is the base compensation for the Company’s named executive officers and is intended to provide a portion of compensation that is fixed to give the Company’s named executive officers resources upon which to live and provide them with a certain level of financial security. The salaries for the Company’s named executive officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by the Peer Group for similar positions along with the performance of these companies relative to the performance of the Company. Salaries are reviewed at least annually and are also reviewed upon the request of the board of directors.
In considering base salaries, the Committee considered a number of factors including the attainment of key performance goals and indicators set by the Committee for the executive officers with respect to regulatory matters, and, the comparative executive-officer base salaries in the Company’s Peer Group. Accordingly, on a case-by-case basis, the Committee determined that increases in executive officer base salaries were warranted this year for Mr. Leonard due to the increasingly broad scope of his responsibilities, but not for Mr. McCormick or Mr. Salvador. Base salaries also were increased for Messrs. Ozimek and Curley in connection with their promotions to executive vice president on December 18, 2018.
Accordingly, named executive officer compensation for 2019 was set as follows:
Name and Position	2019 Annual Base Salary(1)	2018 Salary(2)	Increase over 2018
Robert J. McCormick	$975,000	$975,000	0%
Michael M. Ozimek	$360,000	$311,923	15%
Scot R. Salvador	$600,000	$600,000	0%
Robert M. Leonard	$500,000	$400,000	25%
Kevin M. Curley	$275,000	$226,923	21%
(1)	Base salary represents the salary in effect as of January 1, 2019.
(2)	Represents salary earned during 2018, inclusive of any changes made during the year.
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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Executive Officer Incentive Plan for 2019
The Executive Officer Incentive Plan provides for annual bonus compensation for the named executive officers based upon the achievement of certain corporate performance targets. The bonus percentage is the same for each named executive officer. The Compensation Committee reviews and adjusts as appropriate the plan bonus opportunities, performance targets, structure, and other metrics on an annual basis. In December 2018, the Compensation Committee met and approved the bonus opportunities, performance targets, structure, and other metrics for 2019.
The corporate performance targets set for 2019 included, Return on Average Assets (30%), Efficiency Ratio (30%), and the Risk-Based Capital Ratio (40%), each as measured against the composite performance of the Peer Group. The Committee retained the performance targets from the prior year. It believes that these three indicators are indicative of the overall management of all aspects of the financial performance of the Company as Return on Average Assets measures the Company’s profitability, the Efficiency Ratio monitors management’s effectiveness in the exercise of expense controls, and the Risk-Based Capital ratio is an indicator of overall risk that management is taking in balance sheet. Bonuses for 2019 would only be awarded for achievement of corporate targets and are based on threshold (15% of base salary), target 1 (30% of base salary), target 2 (45% of base salary) and maximum (60% of base salary) level of achievement. The threshold, target, and maximum were unchanged from the prior year. The tier structure was chosen as it is closely aligned with the structures used by the Company’s peers.
The following table sets forth the corporate performance targets, weightings, levels of achievement, and other details under the Executive Officer Incentive Plan for 2019.
2019 Executive Officer Incentive Plan
Performance Criteria	Threshold Performance Level (15% of salary)(1)	Target 1 Threshold Performance Level (30% of salary)(2)	Target 2 Threshold Performance Level (45% of salary)(2)	Maximum Performance Level (60% of salary)	2019 TrustCo Performance Level Percentile Rank	Award % Earned	Award as a % of Salary
	Equal to 40th to 49th Percentile of Peer Group	50th to 59th Percentile of Peer Group	50th to 59th Percentile of Peer Group	60th Percentile or Above of Peer Group
Return on Average Assets Ratio					65th Percentile	60.00%	18.00%
Efficiency Ratio					69th Percentile	60.00%	18.00%
Tier 1 Risk-Based Capital Ratio					89th Percentile	60.00%	24.00%
						Total	60.00%
(1)	Provided that performance is better than 2018 performance.
(2)	Provided that performance is better than 2018 performance, payout will be based on Target 2 percentage, otherwise Target 1 percentage.
2020 Contingent Bonus Payments from 2019 Executive Officer Incentive Plan
Consistent with the Company’s practice of placing more emphasis on long-term compensation and rewarding executives for sustained performance over more than one year, in December 2018, when the Compensation Committee approved the bonus opportunities and performance targets for 2019, it required, as allowed under the plan, that to the extent that the achievement level for 2019 resulted in bonus amounts in excess of 30% of base salary for the executives, payment of the amount in excess of 30% (the “Contingent Bonus”) would be contingent on achievement in 2020 of the same corporate performance goals set for 2019 (Return on Average Assets, Efficiency Ratio, and the Risk-Based Capital Ratio) relative to the Peer Group average performance for 2020. Payment levels were based on threshold (100% of Contingent Bonus), target (115% of Contingent Bonus), and maximum (125% of Contingent Bonus) level of achievement. At the threshold level, the Contingent Bonus would not be earned unless performance for at least two of the performance goals for 2020 are within the 40th to 49th percentile of the Peer Group average performance level for 2020. Payment of any amount in excess of 100% of the Contingent Bonus would be subject to achievement of all corporate performance goals at a level better than the Peer Group average performance.
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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
2019 Contingent Bonus Payment Criteria
Performance Level	Performance Criteria	Bonus Payment
Threshold	At least two of the performance goals set for 2020 are achieved at a level of 40th to 49th percentile of the peer group performance	100% of Contingent Bonus
Target	All performance goals for 2020 are achieved at 50th to 59th percentile of the peer group performance	115% of Contingent Bonus
Maximum	All performance goals for 2020 are achieved at 60th percentile or greater than the peer group performance	125% of Contingent Bonus
Based upon the Company’s 2019 performance, the Executive Officers Incentive Plan generated the maximum bonus of 60% of base salary to the participating executive officers, with the result that half of the bonus (all amounts above 30% of base salary) would be subject to the one-year Contingent Bonus payment feature and only paid out next year if the additional criteria are met. The Compensation Committee believes that the Executive Officer Incentive Plan, as currently structured with the long-term performance feature, will encourage and reward executives for achievement of key corporate performance goals that will contribute to long-term sustained performance, drive long-term shareholder value creation, and encourage executive decision making that mitigates long-term risk. Moreover, the Committee believes that payment levels relative to base salary percentages are generally consistent with Peer Group bonus compensation levels and serve to reward executives for superior performance over more than one year with enhanced performance-based compensation in lieu of increased fixed compensation. The amounts paid in 2020 under the 2019 Executive Officer Incentive Plan to Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, were $292,500, $108,000, $180,000, $150,000, and $82,500, respectively.
2019 Contingent Bonus Payments from 2018 Executive Officer Incentive Plan
30% of the 2018 Executive Officer Incentive Plan was subject to the 2019 Contingent Bonus payment feature set forth below. Based on 2019 performance, the named executive officers received a bonus payment in 2020 at the maximum level of 125% of the contingent bonus based on achieving all three of the metrics. Return on Average Equity was greater than 125% of the Peer Group average, Return on Average Assets and Efficiency Ratio were both between 100% and 125% of the Peer Group average. The amounts paid under the 2018 Executive Officer Incentive Plan to Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, were $365,625, $135,000, $225,000, $187,500, and $103,125, respectively.
Other Annual Benefits
Annual Benefits
The Company provides certain other annual benefits to the named executive officers in the form of benefits under its executive medical reimbursement plan described below, use of Company cars, country club memberships, financial planning services, and additional tax “gross up” payments with respect to these benefits. In addition to the specific reasons set forth below for providing these benefits, the Compensation Committee believes they help to provide a comprehensive compensation program that fosters the retention of our current executive officers and will serve to attract new highly talented, results-driven executives as the need may arise. The Compensation Committee believes that the value of these other annual benefits to the Company’s overall executive compensation program and the individual named executive officers outweighs the cost to the Company, which is set forth in the “All Other Compensation” column of the “Summary Compensation Table” below.
Executive Medical Reimbursement Plan
All of our named executive officers are participants in the Company’s executive medical reimbursement plan. The plan is intended to provide for the reimbursement of medical, hospitalization, and dental expenses that exceed the deductible or co-payment limits under the Company’s general medical insurance plans. The plan is intended to provide selected named executive officers with the basic resources upon which to live and provide them with a certain level of financial security in the face of extraordinary medical expenses, thus ensuring they remain focused on the Company’s business goals.
Use of Company Cars
The Company provides all of the named executive officers with the use of a car. The Compensation Committee believes that this benefit is generally consistent with industry practice (a majority of the Peer Group companies provide a similar benefit) and recognizes and rewards the named executive officers for their achievement to the level of a senior executive.
Club Memberships
The Company provides all of the named executive officers with membership in a club of their choice. The Compensation Committee believes that this benefit is generally consistent with industry practice (a majority of the Peer Group companies provide a similar benefit) and provides a platform for the executives to entertain clients and potential clients of the Company and fosters interaction with other community leaders, which is intended to drive business development and, ultimately, Company performance.
Financial Planning
The Company pays for the cost of financial planning services for all of the named executive officers by a professional consulting firm. This benefit is extended to a select group of executives based upon their individual situations and positions within the Company and is intended to enhance the overall efficiency of the Company’s executive compensation program by ensuring that the participating executive officers consider and properly plan for the various estate tax consequences, and generally take full advantage of the Company’s various compensation programs, taking into account their individual circumstances.
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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Additional Tax Payments
The Company makes additional annual payments to the named executive officers to ensure that the effect of the above-mentioned other annual benefits is tax neutral to the executives. Given that these benefits are generally designed with a business purpose, this additional tax benefit ensures that the value of these other annual benefits is not diminished and does not create additional financial consequences for the executives.
Long-Term Compensation
Long-Term Incentive Program
The Company maintains a long-term incentive compensation program through the 2019 Equity Incentive Plan which was approved by our shareholders at our 2019 annual meeting, and the Performance Bonus Plan applicable to Messrs. McCormick and Salvador and performance-based stock appreciation units issued to Mr. Leonard. The 2019 Equity Incentive Plan provides for annual grants of equity-based awards of which restricted stock units and performance awards are required by the award agreement to be settled in cash, the Performance Bonus Plan provides for a cash payment equal to the increase in value from the change in control over the stock price at the date of grant of the award and the performance-based stock appreciation units provide for a cash payment to Mr. Leonard upon a termination in connection with a change in control based upon the appreciation in value of TrustCo’s common stock between the date of his award and the date of the occurrence of a change in control or Mr. Leonard’s termination, whichever value is greater. The Company believes that compensation derived from the value of our common stock ties the interests of the named executive officers with those of our shareholders and thereby drives long-term success.
The 2019 Equity Incentive Plan was established to advance the interests of the Company and its shareholders by providing employees including the executive officers an opportunity to acquire equity or equity-based ownership in the Company along with the incentive advantages inherent in compensation tied to the value of our common stock. The 2019 Equity Incentive Plan allows for the grant of a variety of equity-based awards, including stock options, restricted stock, restricted stock units and performance shares. The 2019 Equity Incentive Plan is administered by the Compensation Committee, which is empowered to determine the amount and recipients of awards and the other terms and conditions of awards to be granted thereunder, including the exercise price, vesting conditions, and expiration dates. In 2016 we ceased granting stock options to our named executive officers and began granting restricted stock units and performance shares that settle in cash.
When granting equity-based awards to any of the named executive officers, the Compensation Committee reviews the executive officer’s position and individual performance in light of the Company’s goals to drive long-term performance and tie the interests of the named executive officers with those of our shareholders. The Compensation Committee also reviews awards granted to similarly situated officers at Peer Group companies. Ultimately, however, the Compensation Committee makes discretionary judgments based on these factors and its ongoing assessment and understanding of TrustCo and its executive officers. Awards are designed to ensure each named executive officer has a sense of ownership in the financial growth and the growth in total shareholder return of the Company.
We grant our equity awards in the fall before the end of our fiscal year at the same time that we determine bonus compensation amounts and performance goals for the next fiscal year. In making the 2019 annual equity awards, the Compensation Committee sought to award a specific present value of long-term compensation in the form of time-vested and performance-vested awards to each of the named executive officers based on their position and contributions to the Company. Consistent with the Company’s continued emphasis on performance-based compensation tied to specific corporate goals, in 2019 the Compensation Committee maintained its practice of weighting the awards more heavily towards performance-vested awards (performance shares) and allocated 60% of the equity awards to performance shares that vest based on financial metrics over the following three fiscal years (see below) and 40% in time-vested restricted stock units. The Compensation Committee also continued its practice of paying these awards on vesting in cash because it believes such payment will have a more beneficial impact on our stock price, as it would be less dilutive to shareholders. Executive officers are also encouraged to use the cash to purchase stock in the open market in order to satisfy the Company’s robust stock ownership requirements.
Restricted Stock Unit Awards
In November 2019, the Compensation Committee granted the following restricted stock unit awards to each of the named executive officers for 2019 performance:
Named Executive Officer	Restricted Stock Units(1)
Robert J. McCormick	32,992
Michael M. Ozimek	10,239
Scot R. Salvador	10,239
Robert M. Leonard	15,927
Kevin M. Curley	14,790
(1)
In 2019 the amount of this award was determined as a dollar amount. The number of units issued was based on that amount divided by the closing stock price ($8.79) on the day of issue (November 19, 2019).

The periods of restriction applicable to the restricted stock unit awards will lapse in three equal vesting periods in November of 2020, 2021, and 2022, respectively. In addition, vesting of units and the lapse of the restrictions may accelerate upon certain events, including the death, disability, or retirement of an award holder. Upon a change in control of TrustCo the restricted stock units will be settled in accordance with the provisions of the plan, which contains a “double-trigger” change in control acceleration provision. All restricted stock units are settled in cash only; no shares of the Company’s common stock will be issued in connection with the lapse of the period of restriction applicable to the units.
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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
The definition of “change in control” is contained in the 2019 Equity Incentive Plan and is substantially the same as the definition contained in the senior executives’ employment agreements and the Performance Bonus Plan described below (and also substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code). The Compensation Committee believes that the definition of change in control is customary within the banking industry and that the circumstances under which change in control benefits would vest or become payable are reasonable.
Named Executive Officer	Number of 2016 Shares that Vested (#)(1)	Amount of Cash Received on Vesting ($)(1)	Number of 2017 Shares that Vested (#)(2)	Amount of Cash Received on Vesting ($)(2)	Number of 2018 Shares that Vested (#)(3)	Amount of Cash Received on Vesting ($)(3)
Robert J. McCormick	19,000	$165,870	6,667	$58,070	8,703	$76,151
Michael M. Ozimek	2,600	$22,698	933	$8,126	1,305	$11,419
Scot R. Salvador	10,000	$87,300	3,333	$29,030	4,787	$41,886
Robert M. Leonard	10,000	$87,300	3,333	$29,030	4,787	$41,886
Kevin M. Curley	2,600	$22,698	933	$8,126	1,305	$11,419
(1)	On November 15, 2019, all of the 2016 restricted stock unit awards vested in full as they were subject to three-year cliff vesting.
(2)	On November 21, 2019, one-third of the 2017 restricted stock unit awards vested.
(3)	On November 20, 2019, one-third of the 2018 restricted stock unit awards vested.
Performance Share Awards
In November 2019 the Compensation Committee granted the following performance-based equity awards to each of the named executive officers:
Named Executive Officer	Performance Shares at Target(1)
Robert J. McCormick	49,489
Michael M. Ozimek	15,359
Scot R. Salvador	15,359
Robert M. Leonard	23,891
Kevin M. Curley	22,184
(1)
In 2019 the amount of this award was determined as a dollar amount. The number of units issued was based on that amount divided by the closing stock price ($8.79) on the day of issue (November 19, 2019).

Each performance share represents the right to receive upon settlement an amount in cash equal to the fair market value of one share of TrustCo common stock. The performance shares generally will vest at the end of a three-year performance period based upon continued employment through the end of the performance period and the achievement of the corporate performance goals set forth at the time of grant. The three-year performance period for the 2019 awards runs from January 1, 2020 through December 31, 2022 (the “Performance Period”). Based on shareholder input, beginning in 2017 the vesting of these performance share awards is based on the achievement of two performance metrics. For awards made in 2019 they are return on average equity and the ratio of nonperforming loans to total assets. If non-performing loans to total assets of the Company increases by more than 50% during the Performance Period, the total amount of cash to be paid pursuant to this Award shall be reduced by 25%. The Company changed the second metric from earnings per share to the ratio of nonperforming loans to total assets in order to apply a second measure that would compare the Company to its own performance with respect to non-performing assets and reduce the amount of the award that will be earned by 25% if the ratio of non-performing loans to totals assets of the Company increases by more than 50% during the performance period. Setting the comparative threshold at 50% was found by the Compensation Committee to be appropriate in light of the fact that non-performing loans at September 30, 2019 were at 0.45%, and thus the extremely small percentage of non-performing loans makes this metric susceptible to larger percentage adjustments based on performance.
The Company’s return on average equity is measured as the average of each of the three years within the defined performance period against a comparative group of peer institutions with vesting and payout occurring at the end of the performance period. The following table outlines the peer ranking and the corresponding adjustment factor:
Return on Average Equity for the Performance Period
Percentile Ranking	Factor
Above 60th percentile of the Peer Group	150%
50th - 59th percentile of the Peer Group	100%
40th - 49th percentile of the Peer Group	75%
Below 40th percentile of the Peer Group	0%
Performance shares may vest, prior to the end of the performance period upon the death, disability, or retirement of a participant on a pro rata basis and will be settled at the end of the performance period based on the Company’s performance. In the event of a change in control of TrustCo during the performance period, awards will be settled based on the higher of actual performance or target at the time of the change in control. The payment of shares will be governed by the terms of the plan.
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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Achievement of 2016 Performance Share Awards
In 2016, the named executive officers received performance share awards which had a three-year performance period that expired on December 31, 2019.
Named Executive Officer	Threshold	Target	Maximum
Robert J. McCormick	21,375	28,500	35,625
Michael M. Ozimek	2,925	3,900	4,875
Scot R. Salvador	11,250	15,000	18,750
Robert M. Leonard	11,250	15,000	18,750
Kevin M. Curley	2,925	3,900	4,875
Achievement of the performance-goals condition was measured as the Company’s return on average equity measured as the average of each of the three years against a comparative group of peer institutions for the Performance Period
Percentile Ranking	Factor
Above 60th percentile of the Peer Group	125%
50th - 59th percentile of the Peer Group	100%
40th - 49th percentile of the Peer Group	75%
Below 40th percentile of the Peer Group	0%
In 2020, the Compensation Committee determined that the performance goals for the 2016 awards were achieved at the maximum level. Accordingly, payments were made at the maximum number of units, or 125% of the target amounts. Thus, Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley received cash payments of $308,869, $42,266, $162,563, $162,563 and $42,266, respectively, with respect to the 2016 performance share awards, based on the $8.67 closing price per share of TrustCo common stock on December 31, 2019.
Performance Bonus Plan and Performance-Based Stock Appreciation Unit Awards
The Company adopted the Performance Bonus Plan for its most senior executive officers in 1997 and it was amended and restated in 2008 to among other matters, comply with Section 409A of the Internal Revenue Code. This plan provides cash compensation to Messrs. McCormick and Salvador in the event of a change in control of the Company based on the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a change in control. The units so awarded vest fifteen days prior to the scheduled closing date of a change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment for reasons other than cause within one year prior to a change in control. Messrs. McCormick and Salvador were each awarded 524,702 units in 2004 at a price of $10.78 per unit and $13.15 per unit, respectively. In 2014, in connection with Mr. Leonard’s promotion to the senior executive management team, the Company granted Mr. Leonard an award of 300,000 performance-based stock appreciation units with a per unit price of $6.95 under a separate agreement with him (the “PSAUs”). The PSAUs are similar to the awards issued to Messrs. McCormick and Salvador under the Performance Bonus Plan, however, the PSAUs pay out in cash solely upon a “double trigger” (that is both a change in control termination of employment) and Mr. Leonard will not receive a tax gross-up to cover potential excise taxes under Section 4999 of the Internal Revenue Code. The PSAUs will become vested upon (i) a termination of Mr. Leonard’s employment without cause or for good reason within two years following a change in control of TrustCo or (ii) the occurrence of a change in control within 12 months following a termination of Mr. Leonard without cause or for good reason. Upon vesting, Mr. Leonard will be entitled to receive cash compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or Mr. Leonard’s termination (whichever value is greater). Although the Company is not actively seeking to be acquired, the Compensation Committee understands that regional banking institutions such as the Company are continually subject to acquisition by third parties.
The Performance Bonus Plan and the PSAUs were designed to accomplish two objectives with respect to these senior executive officers. First, the plan is intended to reward the executive officers for a successful strategic acquisition that is in the best interest of our shareholders. Second, because it is unlikely that following any change in control, TrustCo’s senior executive officers would continue to have the same level of responsibility and compensation as they currently have with TrustCo and inasmuch as these senior executive officers may perceive significant risks in any such reduced responsibility and compensation resulting from any such acquisition, the Performance Bonus Plan and the PSAUs, along with the change in control benefits available under the senior executives’ employment agreements, are designed to encourage these highly qualified executives to remain with the Company through the consummation of such acquisition and to attract other executives as may be necessary.
The Compensation Committee believes that the definition of change in control in the Performance Based Plan and the PSAUs (which is substantially the same as the definition contained in the senior executives’ employment agreements and is substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. Messrs. Ozimek and Curley do not participate in the Performance Bonus Plan and have not been awarded PSAUs.
Stock Ownership Guidelines
The Company’s board of directors has adopted stock ownership guidelines for both senior management and members of the board. The board believes directors and designated members of senior management should have a financial investment in the Company. As CEO, Mr. McCormick is expected to own (including options to acquire shares and other equity-based awards that are not performance-based) a number of shares equal in value to four times his base salary, and as Executive Vice Presidents, Messrs. Salvador, Leonard,
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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Ozimek, and Curley are each expected to own a number of shares equal in value to two times their base salary (including options to acquire shares and other equity-based awards that are not performance-based). These guidelines for members of senior management are expected to be achieved within five years of being appointed to their positions. As of December 31, 2019, Messrs. McCormick Salvador, Leonard, and Curley have achieved compliance with the requirements. Mr. Ozimek is within the five-year period allotted for the accumulation of the required number of shares. Shares acquired through the exercise of stock options or through other compensation-related awards must be retained by directors and members of senior management until the required share ownership threshold has been met, provided, however that the holding requirement applies to the net after-tax amount of vested shares. Additional information regarding the stock ownership of the Company’s executive officers is set forth under “Information on Trustco Executive Officers” and in the Outstanding Equity Awards-December 31, 2019 table.
Prohibition on Hedging and Pledging
Our Insider Trading Policy prohibits all of our executive officers and directors, as well as additional persons who are subject to our Insider Trading Policy, from engaging in any hedging or monetization transactions or similar arrangements with respect to any of our equity securities held by them and also prohibits them from pledging any of their Company equity securities, including by holding such shares in a margin account. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities including buying or selling puts or calls or purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. The hedging and pledging restrictions are set forth in the TrustCo Insider Trading Policy, which can be found under the investor relations link on the Company’s website. Individuals who are not covered employees are not subject to this policy.
Clawback Policy
In July of 2016, TrustCo adopted an Executive Compensation Clawback Policy that provides for the recovery by the Company of certain elements of compensation received by executive officers of the Company if the Company is required to restate its financial statements or if an executive officer has committed an act of material fraud or misconduct.
In general, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with a financial reporting requirement under the securities laws, regardless of whether such restatement is a result of misconduct, and the Compensation Committee determines that one or more of the Company’s executive officers covered by the Clawback Policy received incentive-based compensation in excess of what should have been received based on the restatement during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, the Company must recover the amount of such excess compensation, subject to certain limited exceptions.
In addition, to the extent that the Compensation Committee determines that one or more of its executive officers committed one or more willful acts of material fraud or material misconduct that directly or indirectly had a material adverse effect on the Company, the Compensation Committee may require such officers to forfeit or reimburse the Company for some or all of the incentive-based compensation or other variable compensation awarded to or received by such officers during the twelve-month period following the commission of the acts of fraud or misconduct and/or occurrence of a material adverse effect.
Retirement Compensation
The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.
Retirement Plan and Profit Sharing/401(k) Plan
The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. The Retirement Plan was “frozen” in 2006, and there will be no new participants in the plan. Participants in the plan during 2006 are entitled to benefits accrued as of December 31, 2006. TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan. To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo. Each of the named executive officers participates in the Retirement Plan, and in the Profit Sharing/401(k) Plan.
Supplemental Retirement Plan
The Company maintains a Supplemental Retirement Plan (“SERP”), which is an unfunded, nonqualified, and non-contributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the SERP are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum of $7,000,000). The Company’s annual contribution to the SERP (through 2008) and its current direct cash payments to each participant (which are described below) are determined pursuant to a formula set forth in the SERP. Because the Compensation Committee established the plan to provide the supplemental retirement benefits described above, neither the annual contributions to the SERP nor the direct annual payments to be made to the senior executive officers beginning in 2009 in lieu of the SERP contributions are considered annual compensation and are not taken into account when determining other components of annual compensation.
TrustCo Bank Corp NY 2020 Proxy Statement	23

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee believes that the SERP together with the Retirement Plan and the Profit Sharing/401(k) Plan promote executive retention and allow the executive to focus on the long-term success of TrustCo. Participation in the SERP is limited to a select group of executives of TrustCo who are highly-compensated employees, and an employee must be selected by the board of directors to participate in the Plan. In December 2008, as a result of the effect of Section 409A of the Internal Revenue Code and its implementing regulations, which added a six-month period prior to the executive receiving the vested benefit that would be paid upon retirement or separation from service, TrustCo’s senior executives made a recommendation to the Compensation Committee to freeze the SERP effective December 31, 2008 and requested that the amount of the Company’s annual contribution to the SERP plus interest for each officer instead be paid directly to each officer. The Committee considered the request and decided to add a corresponding amendment to the SERP and to each SERP participant’s employment agreement to the effect that the annual increment to be added to the SERP plus interest was to be paid directly to the executive officer. Under the employment agreement amendment, the payment is to be equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the SERP as such plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008. A similar provision was added to Messrs. Leonard’s, Ozimek’s, and Curley’s employment agreements upon their promotion to the senior executive management team. All amounts currently accrued under the SERP will remain accrued until the separation of service of the executive. Of the Company’s named executive officers, only Messrs. McCormick and Salvador participate in SERP.
Employment Agreements
As discussed in more detail below, TrustCo and Trustco Bank entered into employment agreements in 2008 (which are substantially identical to each other) with Messrs. McCormick and Salvador that generally provide for their annual compensation and benefits and certain termination benefits in connection with a change in control. Specifically, these agreements provide for (i) a change in control/severance payment upon the earlier to occur of a change in control or a termination of the executive’s employment within one year prior to a change in control in an amount equal to 2.99 times his annual compensation in effect at the time of his termination or the change in control and (ii) the transfer of certain Company-provided perquisites to the executive upon a termination of the executive’s employment within two years following a change in control. In addition, the agreements provide for the reimbursement of certain post termination medical expenses in the event of a termination of the executive’s employment (i) on account of death, disability, or retirement at any time during his employment, or (ii) for any reason (other than for cause) within two years following a change in control. Although these legacy agreements are structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, the agreements also provide for a tax gross-up payment, if necessary, to mitigate against any excise tax that might be imposed under Section 4999 and ensure that the executives receive the full intended change in control/severance payment, should any such excise tax be imposed. As noted above, these employment agreements, along with the Performance Bonus Plan, are intended to reward the Company’s most senior executive officers for a successful strategic acquisition of TrustCo and Trustco Bank that is in the best interest of our shareholders and encourage these senior executives to remain with the Company up to and through the consummation of such strategic acquisition in order to ensure a stable management team through the consummation of such transaction.
In 2013, in connection with his promotion to the senior executive management team, TrustCo and Trustco Bank also entered into an employment agreement with Mr. Leonard, and in 2018, in connection with their promotion to the senior executive management team, TrustCo and Trustco Bank also entered into employment agreements with Mr. Ozimek and Mr. Curley. Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s employment agreement each provide for certain termination benefits in connection with a change in control. Specifically, they shall receive a change in control/severance payment in the event of a termination within one year prior to or two years following a change in control. They each receive the same medical reimbursement benefits and perquisites provided to Messrs. McCormick, and Salvador upon the termination of his employment for death, disability, retirement, or for any reason (other than for cause) within two years following a change in control. While Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s agreements are also structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, they do not provide for a similar excise tax gross-up. Similar to the employment agreements for Messrs. McCormick and Salvador, Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s employment agreements are intended to encourage the executive to remain with the Company up to and through the consummation of a successful strategic acquisition of TrustCo and Trustco Bank in order to ensure a stable management team through the consummation of such transaction.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of TrustCo and Trustco Bank. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE:	Thomas O. Maggs, Chair Dennis A. DeGennaro Brian C. Flynn Lisa M. Lucarelli Dr. Anthony J. Marinello William D. Powers
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EXECUTIVE COMPENSATION
Executive Compensation Payments and Awards
The following table sets forth the compensation awarded to, paid to, or earned by the named executive officers of TrustCo for services rendered in all capacities to TrustCo and its subsidiaries for the fiscal years indicated.
Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-equity Incentive Plan Compensation(2)	Change to Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)	($)
Robert J. McCormick President & Chief Executive Officer, TrustCo and Trustco Bank	2019	975,000	—	725,008	658,125	75,599	602,449	3,036,181
	2018	975,000	—	499,999	329,063	—	673,193	2,477,255
	2017	880,000	—	460,000	297,000	41,872	503,249	2,182,121
Michael M. Ozimek Executive Vice President & Chief Financial Officer TrustCo and Trustco Bank	2019	360,000	—	225,006	243,000	8,385	312,864	1,149,255
	2018	311,923	—	75,000	104,625	—	73,473	565,021
	2017	250,000	—	64,400	84,375	4,305	59,044	462,124
Scot R. Salvador Executive Vice President & Chief Lending Officer, TrustCo and Trustco Bank	2019	600,000	—	225,006	405,000	61,702	432,322	1,724,030
	2018	600,000	—	274,994	202,500	—	444,811	1,522,305
	2017	520,000	—	230,000	175,500	33,283	355,847	1,314,630
Robert M. Leonard Executive Vice President & Chief Risk Officer TrustCo and Trustco Bank	2019	500,000	—	350,000	337,500	44,994	686,935	1,919,429
	2018	400,000	—	274,994	135,000	—	526,164	1,336,158
	2017	330,000	—	230,000	111,375	25,020	347,909	1,044,304
Kevin M. Curley Executive Vice President & Chief Operations Officer TrustCo and Trustco Bank	2019	275,000	—	325,001	185,625	54,559	342,695	1,182,880
(1)
The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”), for the stock awards (consisting of restricted stock units and performance shares) in 2019, 2018, and 2017. The assumptions made in the valuation of the awards are described in note 9 to TrustCo’s consolidated financial statements for the years ended December 31, 2019, 2018, and 2017 under the heading “Stock Based Compensation Plans-Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the performance shares set forth above, the Company assumed the achievement of the performance goal at the target level. If the Company assumed the achievement of the performance goal at the maximum performance level, the grant date fair value of the 2019 performance share awards for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, would be $652,512, $202,508, $202,508, $315,003, and $292,496, respectively. Additional information about the awards is presented below under the heading “Plan-Based Awards for 2019.”

(2)
The amounts in this column were determined in accordance with the Executive Officer Incentive Plan and the performance measures thereunder approved by the board of directors. The amounts in the column reflect payments made under the 2019 award that are not subject to the 2020 contingent bonus payments as well as the 2019 contingent bonus payments based on the 2018 award, both of which were paid in 2020. The operation of the Executive Officer Incentive Plan is discussed in the Compensation Discussion and Analysis under “2019 Executive Officer Incentive Plan” and below under “Plan-Based Awards” for the 2019 awards and above under “2019 Contingent Bonus Payment Criteria” for the 2019 contingent bonus payments. If the 2020 contingent bonus payments under the 2019 Executive Officer Incentive plan pay out at the maximum level, Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley will receive an additional $365,625, $144,375, $225,000, $206,250 and $121,875, respectively. These amounts are based upon approved salaries for 2020.

(3)
The amounts in this column are derived from the change in value of vested benefits accrued under the Retirement Plan of Trustco Bank. See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally.

(4)
The amounts in this column include all other compensation paid to the named executive officers including tax gross- ups (of $45,496, $33,187, $46,767, $46,511, and $34,513 for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, respectively, for 2019) incurred on personal benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs. The amounts included are the cost paid by TrustCo to third parties for these items and included in the Company’s financial statements. Also included for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley is compensation paid to them under their employment agreements representing the incremental amount that would have been credited to them for 2019 under the TrustCo Supplemental Retirement Plan had such plan not been amended to cease additional benefit accruals following December 31, 2008 and, in the case of Messrs. Leonard, Ozimek and Curley, had they been participants. For 2019, the Company paid $496,944, $232,494, $324,220, $579,356 and $259,842 to Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, respectively, in lieu of such Supplemental Retirement Plan contributions. TrustCo sponsors a 401(k)/Profit Sharing Plan for all employees under which the Company offers to match employee contributions, subject to certain limits. For 2019, the Company match for the 401(k)/Profit Sharing Plan for Messrs. McCormick, Salvador, Leonard, and Ozimek was $12,600 and for Mr. Curley was $12,375.

TrustCo Bank Corp NY 2020 Proxy Statement	25

EXECUTIVE COMPENSATION
Plan-Based Awards for 2019
The following two tables set forth information relating to grants of plan-based awards to the named executive officers during 2019 and to stock options, restricted stock units, and performance shares held by the named executive officers as of December 31, 2019. All non-equity incentive plan awards were made under the Trustco Bank Executive Officer Incentive Plan as it was in effect during 2019, and all awards of stock options, restricted stock units, and performance shares were made under the 2019 Equity Incentive Plan.
Grants of Plan-Based Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Executive Officer Incentive Plan)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Shares)(3)			All Other Stock Awards: Number of Shares of Stock or Units (Restricted Stock Units)(6) (#)	Grant Date Fair Value of Stock and Option Awards(7) ($)
Name	Grant Date(1)	Threshold ($)(4)	Target ($)(5)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. McCormick		146,250	438,750	585,000					—
	11/19/2019				37,117	49,489	74,234		435,008
	11/19/2019							32,992	290,000
Michael M. Ozimek		54,000	162,000	216,000					—
	11/19/2019				11,519	15,359	23,039		135,006
	11/19/2019							10,239	90,000
Scot R. Salvador		90,000	270,000	360,000					—
	11/19/2019				11,519	15,359	23,039		135,006
	11/19/2019							10,239	90,000
Robert M. Leonard		75,000	225,000	300,000					—
	11/19/2019				17,918	23,891	35,837		210,002
	11/19/2019							15,927	139,998
Kevin M. Curley		41,250	123,750	165,000					—
	11/19/2019				16,638	22,184	33,276		194,997
	11/19/2019							14,790	130,004
(1)	The dates in this column represent the grant date for the equity incentive plan awards reported in this table (performance shares and restricted stock units).
(2)
The amounts in these columns indicate the total estimated possible payouts available under the 2019 Executive Officer Incentive Plan. Threshold refers to the minimum amount payable under the Executive Officer Incentive Plan assuming the minimum performance levels established under the plan are satisfied. Maximum refers to the maximum payout possible under the plan, and target refers to the amount payable if the specified performance targets under the plan are achieved. Please refer to the discussion below and to the Compensation Discussion and Analysis. The amounts actually earned by the named executive officers for 2019 are set forth in the Summary Compensation Table above in the “Non-Equity Incentive Plan Awards” column.

(3)
The amounts in these columns indicate the estimated future payouts available to the named executive officers with respect to awards of performance shares under the Equity Incentive Plan. Threshold refers to the minimum amount of performance shares for which payment may be made assuming the minimum performance levels established under the November 19, 2019 awards under the plan are satisfied. Maximum refers to the maximum payout possible under such awards. If the conditions to the awards are satisfied, settlement of the awards will be made only in cash. Please refer to the discussion below and to the Compensation Discussion and Analysis.

(4)	The amount reflected in this column assumed that all goals are met at the Threshold level. The amount paid would be reduced on a pro rata basis for each performance goal not met.
(5)
The amount reflected in this column represents 45% of base salary and assumes that Trustco Bank’s performance is better than the prior year on an absolute basis. If the performance was within the 50th and 59th percentile of the peer group but the year-over-year absolute performance of Trustco Bank was not better than the prior year, the target award payment would be reduced to 30%of base salary.

(6)
The period of restriction applicable to the awards of restricted stock units under this heading lapse in three equal vesting periods in November of 2020, 2021, and 2022, respectively. In addition, vesting of units and the lapse of the restrictions may accelerate upon certain events, including the death, disability, or retirement of an award holder. Following lapse of the period of restriction, settlement of the awards will be made only in cash.

(7)
The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”) for the stock awards (consisting of restricted stock units and performance shares) in 2019. The assumptions made in the valuation of the awards are described in note 9 to TrustCo’s consolidated financial statements for the years ended December 31, 2019 under the heading “Stock Based Compensation Plans-Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the performance shares set forth above, the Company assumed the achievement of the performance goal at the target level.

26	TrustCo Bank Corp NY 2020 Proxy Statement

EXECUTIVE COMPENSATION
The Company’s Compensation Committee established three weighted performance measures for 2019 under the Executive Officer Incentive Plan. The performance measures for 2019 were (i) Return on Average Assets, (ii) Efficiency Ratio, and (iii) the tier 1 Risk-Based Capital Ratio. The ROAA and Efficiency Ratio measures each had a 30% weighting and the tier 1 Risk-Based Capital Ratio had a weighting of 40%. Bonus payments under the plan were subject to the Company’s achievement of specified, weighted performance measures for 2019 relative to the performance of TrustCo’s peer group for 2019 as follows:
•
If TrustCo’s results under a performance measure were equal to 40th to 49th percentile of the peer group performance (provided performance is better than 2018 performance on an absolute basis) the bonus was to be 15% of base salary multiplied by the weighting factor of that performance measure.

•
For Target 1, If TrustCo’s results under a performance measure were equal to 50th to 59th percentile of the peer group median performance the bonus was to be 30% of base salary multiplied by the weighting factor of that performance measure.

•
For Target 2, If TrustCo’s results under a performance measure were equal to 50th to 59th percentile of the peer group median performance (provided performance is better than 2018 performance on an absolute basis) the bonus was to be 45% of base salary multiplied by the weighting factor of that performance measure.

•
If TrustCo’s results under a performance measure were 60th percentile or greater than that of the peer group median performance the bonus was to be 60% of base salary multiplied by the weighting factor of that performance measure.

The Compensation, Discussion and Analysis describes in greater detail the performance measures established under the Executive Officer Incentive Plan for 2019.
On November 19, 2019, TrustCo approved awards of restricted stock units and performance shares to its named executive officers, all of which were made under the 2019 Equity Incentive Plan. The restricted stock unit awards will settle in cash in three equal increments in November 2020, 2021, and 2022, respectively. In addition, vesting of units may accelerate upon certain events, including the death, disability, or retirement of an award holder. Each performance share represents the right to receive upon settlement an amount in cash equal to the fair market value of one share of TrustCo common stock as of the last trading day of the performance period. The performance shares generally will vest at the end of a three-year performance period based upon continued employment through the end of the performance period and the achievement of corporate performance goals. The three-year performance period for the 2019 awards runs from January 1, 2020 through December 31, 2022. Additional information regarding the performance shares is provided above in the Compensation Discussion and Analysis.
TrustCo Bank Corp NY 2020 Proxy Statement	27

EXECUTIVE COMPENSATION
The following table provides information on the stock options, shares of restricted stock, restricted stock units and performance shares held by the named executive officers as of December 31, 2019.
Outstanding Equity Awards as of December 31, 2019
Name	Option Awards					Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(3)
		(#)	(#)	($)		(#)	($)	(#)	($)
Robert J. McCormick	11/20/2012	5,800	—	5.17	11/20/2022	—	—	—	—
	11/19/2013	79,000	—	7.05	11/19/2023	—	—	—	—
	11/18/2014	50,000	—	7.22	11/18/2024	—	—	—	—
	11/17/2015	40,000	10,000	6.43	11/17/2025	—	—	—	—
	11/21/2017	—	—			6,667(4)	57,803
	11/21/2017	—	—					45,000(5)	390,150
	11/20/2018	—	—			17,407(6)	150,919
	11/20/2018	—	—					58,746(7)	509,328
	11/19/2019	—	—			32,992(8)	286,041
	11/19/2019	—	—					49,489(9)	429,070
Michael M. Ozimek	11/20/2012	1,200	—	5.17	11/20/2022	—	—	—	—
	11/19/2013	5,500	—	7.05	11/19/2023	—	—	—	—
	11/18/2014	3,750	—	7.22	11/18/2024	—	—	—	—
	11/17/2015	5,800	1,450	6.43	11/17/2025	—	—	—	—
	11/21/2017	—	—			933(4)	8,089
	11/21/2017	—	—					6,300(5)	54,621
	11/20/2018	—	—			2,611(6)	22,637
	11/20/2018	—	—					8,813(7)	76,409
	11/19/2019	—	—			10,239(8)	88,772
	11/19/2019	—	—					15,359(9)	133,163
Scot R. Salvador	11/20/2012	17,441	—	5.17	11/20/2022	—	—	—	—
	11/19/2013	40,000	—	7.05	11/19/2023	—	—	—	—
	11/18/2014	28,000	—	7.22	11/18/2024	—	—	—	—
	11/17/2015	22,400	5,600	6.43	11/17/2025	—	—		—
	11/21/2017	—	—			3,333(4)	28,897
	11/21/2017	—	—					22,500(5)	195,075
	11/20/2018	—	—			9,573(6)	82,998
	11/20/2018	—	—					32,310(7)	280,128
	11/19/2019	—	—			10,239(8)	88,772
	11/19/2019	—	—					15,359(9)	133,163
Robert M. Leonard	11/19/2013	8,000	—	7.05	11/19/2023	—	—	—	—
	11/18/2014	28,000	—	7.22	11/18/2024	—	—	—	—
	11/17/2015	22,400	5,600	6.43	11/17/2025	—	—	—	—
	11/21/2017	—	—			3,333(4)	28,897
	11/21/2017	—	—					22,500(5)	195,075
	11/20/2018	—	—			9,573(6)	82,998
	11/20/2018	—	—					32,310(7)	280,128
	11/19/2019	—	—			15,927(8)	138,087
	11/19/2019	—	—					23,891(9)	207,135
Kevin M. Curley	11/19/2013	2,200	—	7.05	11/19/2023	—	—	—	—
	11/18/2014	4,450	—	7.22	11/18/2024	—	—	—	—
	11/17/2015	5,800	1,450	6.43	11/17/2025	—	—	—	—
	11/21/2017	—	—			933(4)	8,089
	11/21/2017	—	—					6,300(5)	54,621
	11/20/2018	—	—			2,611(6)	22,637
	11/20/2018	—	—					8,813(7)	76,409
	11/19/2019	—	—			14,790(8)	128,229
	11/19/2019	—	—					22,184(9)	192,335
(1)	Awards of options vest in equal increments on each of the first through fifth anniversaries of the date of the award and become fully vested on the fifth anniversary.
(2)	Stock options are exercisable for ten years from the date of grant.
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EXECUTIVE COMPENSATION
(3)	Market value is based upon the $8.67 closing price on the NASDAQ Stock Market of TrustCo’s common stock on December 31, 2019.
(4)	Represents the unvested portion of the restricted stock units awarded on November 21, 2017, which will vest in full on November 21, 2020. As noted above, settlement of the units will be in cash.
(5)
Vesting and payment of the performance shares awarded on November 21, 2017 are subject to the achievement of certain performance goals. The number and value of such awards in the table above is based on the assumed achievement of the goals at the maximum level of achievement.

(6)
Represents the unvested portion of the restricted stock units awarded on November 20, 2018, which will vest in equal vesting portions in November 2020 and 2021. As noted above, settlement of the units will be in cash.

(7)
Vesting and payment of the performance shares awarded on November 20, 2018 are subject to the achievement of certain performance goals. The number and value of such awards in the table above is based on the assumed achievement of the goals at the maximum level of achievement.

(8)
Represents restricted stock units awarded on November 19, 2019, which will vest in three equal vesting periods in November of 2020, 2021, and 2022. As noted above, settlement of the units will be in cash.

(9)
Vesting and payment of the performance shares awarded on November 19, 2019, are subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance Share Awards.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 150% of the target level. If the performance goals are achieved, settlement of the awards will be in cash.

In addition to the awards noted above, the Company has previously issued awards under the TrustCo Bank Corp NY Performance Bonus Plan. Awards have been made to Messrs. McCormick and Salvador under this plan. As further discussed above in the Compensation Discussion and Analysis, the value of the performance bonus units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. In 2004, Mr. McCormick was awarded 524,702 units at a price of $10.78 per unit, and in 2004, Mr. Salvador was awarded 524,702 units at a price of $13.15 per unit. In 2014, under a separate Performance Based Stock Appreciation Unit Agreement between him and TrustCo, Mr. Leonard was issued 300,000 performance-based stock appreciation Units at price of $6.95 per unit. All of the unit prices, under the TrustCo Bank Corp NY Performance Bonus Plan or Mr. Leonard’s separate agreement, were set at the closing TrustCo stock price on the day of the award. These units have no expiration date and are not valued for accounting purposes until a change in control has occurred.
Stock Options Exercised and Stock Vesting
The table below provides information on an aggregated basis concerning each exercise of stock options during 2019 by, and each vesting of awards of restricted stock units and performance shares for each of the named executive officers:
	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert J. McCormick	11,600	33,524	69,995	608,960
Michael M. Ozimek	—	—	9,713	84,509
Scot R. Salvador	—	—	36,870	320,779
Robert M. Leonard	—	—	36,870	320,779
Kevin M. Curley	—	—	9,713	84,509
(1)
Value realized on options exercised is based upon the difference between the closing stock price on the date the options are exercised and the exercise price of the option on the date it was granted. The below chart reflects the closing prices and option exercise prices for the various options exercised.

Name	Closing Stock Price	Option Exercise Price
Robert J. McCormick	$8.06	$5.17
(2)
The amounts under “Stock Awards” aggregates the share equivalents deemed acquired, and cash value realized, upon the vesting and settlement during 2019 of restricted stock units awarded in 2016, one-third of the restricted stock units awarded in 2017 and 2018, and the completion on December 31, 2019 of the three-year performance period applicable to the performance shares awarded in 2016. In January 2020, the Compensation Committee determined that the performance targets were achieved at the maximum level for the 2016 performance shares, and therefore the performance shares were paid at 125% of the target amount.

TrustCo Bank Corp NY 2020 Proxy Statement	29

EXECUTIVE COMPENSATION
Pensions and Nonqualified Deferred Compensation Benefits
As discussed in the Compensation Discussion and Analysis, TrustCo sponsors a defined benefit pension plan and a profit sharing/401(k) plan covering substantially all employees. Benefits under the pension plan were frozen effective December 31, 2006, and the plan was closed to new participants effective December 31, 2006. Only years of service prior to that date qualify for credit under the plan. Benefits under the pension plan are based on years of service and the employee’s highest average compensation during five consecutive years of the final ten years of employment. Compensation for purposes of the pension plan includes that compensation which is treated as Federal Insurance Contributions Act (FICA) wages without regard to the Social Security taxable wage base. Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or Section 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay. A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his or her normal retirement date in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:
Regular Benefit:
1.	December 31, 1988 accrued benefit; plus
2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to thirty years; plus
Supplemental Benefit:
3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.
The following table presents a summary of benefits payable to each of the named executive officers under the pension plan.
Pension Benefits as of December 31, 2019
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	395,851	—
Michael M. Ozimek	Retirement Plan of Trustco Bank	4	30,953	—
Scot R. Salvador	Retirement Plan of Trustco Bank	11	287,268	—
Robert M. Leonard	Retirement Plan of Trustco Bank	18	239,518	—
Kevin M. Curley	Retirement Plan of Trustco Bank	15	248,932	—
(1)
The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2019, with the retirement age being assumed to be the normal retirement age defined in the plan.

Executives Eligible for Early Retirement: Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service. Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:
Early Retirement
Age at Early Retirement Date	Percent of Regular Benefit	Percent of Supplemental Benefit
64	96%	93.33%
63	92%	86.67%
62	88%	80.00%
61	84%	73.33%
60	80%	66.67%
59	76%	63.33%
58	72%	60.00%
57	68%	56.67%
56	64%	53.33%
55	60%	50.00%
Robert J. McCormick (age 56 with 11 years of credited service) and Robert M. Leonard (age 57 with 18 years of credited service) were eligible for early retirement in 2019.
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EXECUTIVE COMPENSATION
The following table provides information regarding nonqualified deferred compensation earned by the named executive officers.
Nonqualified Deferred Compensation as of December 31, 2019
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Last Fiscal Year
	($)	($)	($)	($)	($)
Robert J. McCormick	—	—	—	—	1,584,836
Scot R. Salvador	—	—	—	—	722,574
Under TrustCo’s Supplemental Retirement Plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under TrustCo’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits, and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement. The Supplemental Retirement Plan provides benefits based upon years of service to a maximum of 40 years. The supplemental account balance of a participant on any valuation date may not exceed $7.0 million.
Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank, and has either completed five years of vested service or is eligible for early retirement under the retirement plan. Each of the plan participants has completed five years of vested service and is therefore vested in the supplemental retirement benefit aggregate amount above. Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement. As discussed in the Compensation Discussion and Analysis, the supplemental retirement benefit plan has been frozen and no new contributions are made on behalf of the participants. As noted previously, however, the annual increment that would have been added to the SERP aggregate balance was paid subsequent to 2019 directly to the named executive officer who was a participant in the SERP, as follows: Mr. McCormick $496,944, Mr. Salvador $324,220. In addition, Mr. Leonard was paid $579,356, Mr. Ozimek was paid $232,494, and Mr. Curley was paid $259,842 as a supplemental bonus calculated in the same manner as the SERP increment for the other executive officers.
Potential Payments upon Termination or Change in Control
Employment Agreements
As noted above, TrustCo and Trustco Bank have entered into employment agreements with Messrs. McCormick, Salvador, Leonard, Ozimek, and Curley which provide for certain change in control/severance payments and benefits. The agreements for Messrs. McCormick and Salvador are substantially the same and the agreements for Messrs. Leonard, Ozimek, and Curley are substantially the same.
In the event the employment of Mr. McCormick or Mr. Salvador is terminated for any reason other than good cause or retirement at the mandatory retirement age within twelve months prior to a change in control, or a change in control occurs while the executive is employed by either or both of TrustCo or Trustco Bank, then the executive will receive an amount equal to 2.99 times his then-current annual compensation to be paid in a single lump sum within 10 days following the change in control. The employment agreement also provides for an excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
Upon termination of employment of Mr. McCormick or Mr. Salvador (i) upon their death, disability or retirement or (ii) for any reason other than good cause within two years following a change in control, TrustCo must, for the longer of the life of the executive or the life of his spouse, reimburse the executive or his spouse for otherwise unreimbursed medical expenses, including medical insurance premiums. In addition, if any of these executives’ employment is terminated for any reason other than good cause within two years following a change in control, TrustCo must transfer the executive’s Company car (at book value) and club membership to the executive.
In the event the employment of Mr. Leonard, Mr. Ozimek, or Mr. Curley is terminated by the Company for any reason other than good cause or by Mr. Leonard, Mr. Ozimek, or Mr. Curley for good reason (i) within twelve months prior to a change in control or (ii) within two years following a change in control, then the executive will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days following the later of a change in control or his termination. These executives are not entitled to any excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
TrustCo Bank Corp NY 2020 Proxy Statement	31

EXECUTIVE COMPENSATION
Upon the termination of Mr. Leonard’s, Mr. Ozimek’s, or Mr. Curley’s employment (i) upon their death, disability or retirement, or (ii) by the Company for any reason other than good cause or the executive for good reason within two years following a change in control, the executive is entitled to the same medical expense reimbursement as provided to Messrs. McCormick and Salvador, described above. Mr. Leonard, Mr. Ozimek, or Mr. Curley will also be entitled to the same transfer of Company car and country club membership upon their termination by the Company for any reason other than good cause or by the executive for good reason within two years following a change in control as provided to Messrs. McCormick and Salvador, described above.
Under the employment agreements, “good cause” means the executive’s commission of an act of fraud, embezzlement, or theft constituting a felony against either of TrustCo or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive.
Also under the employment agreements, a “change in control” means a change in the ownership of TrustCo, a change in the effective control of TrustCo or Trustco Bank or a change in the ownership of a substantial portion of the assets of TrustCo or Trustco Bank as provided in Section 409A of the Internal Revenue Code and any guidance or regulations under Section 409A. Section 409A regulations provide the following:
•
subject to certain exceptions specified in the agreements, a change in the ownership of TrustCo or Trustco Bank occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of TrustCo that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of TrustCo or Trustco Bank;

•
a change in the effective control occurs only on the date that either: (i) any one person or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TrustCo or Trustco Bank possessing 30% or more of the total voting power of the stock of TrustCo or (ii) a majority of members of TrustCo’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of TrustCo’s board of directors prior to the date of the appointment or election; or

•
a change in the ownership of a substantial portion of TrustCo’s or Trustco Bank’s assets occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from TrustCo or Trustco Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value all of the assets of TrustCo immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of TrustCo, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under Messrs. Leonard’s, Ozimek’s and Curley’s employment agreements, “good reason” means (i) any substantial diminution in the executive’s job responsibilities or material adverse change in his title or status, (ii) a reduction in his base salary or failure to maintain his benefits at a level comparable to the level in effect at the effective date of the agreement, (iii) a determination by the Company, for reasons other than good cause, not to renew the term of the agreement, or (iv) the relocation of executive’s principal place of employment by more than 50 miles from the Company’s main headquarters as of the effective date of the agreement.
Each of the employment agreements for Messrs. McCormick and Salvador defines “termination” to include the unilateral election of the executive to terminate the employment agreement and his employment with TrustCo and Trustco Bank or the executive otherwise experiences a “separation from service” within the meaning of Treasury Department Regulations under Section 409A of the Internal Revenue Code.
Performance Bonus Plan
The units awarded to Messrs. McCormick and Salvador under the Performance Bonus Plan vest on the earlier of a change in control or the termination of their employment for reasons other than cause within one year prior to a change in control. Payment of the value of the units must be made within ten days after the change in control. In the event that the amount payable under the Performance Bonus Plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the plan also provides for an excise tax gross-up payment to the executives. The PSAUs granted to Mr. Leonard become vested upon (i) a termination of the executive without cause or for good reason within two years following a change in control of TrustCo or (ii) the occurrence of a change in control within 12 months following a termination of the executive without cause or for good reason. Upon vesting, Mr. Leonard will be entitled to receive compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or their termination (whichever is greater).
32	TrustCo Bank Corp NY 2020 Proxy Statement

EXECUTIVE COMPENSATION
TrustCo Bank Corp NY Equity Incentive Plan
Under the TrustCo Bank Corp NY Amended and Restated 2010 Equity Incentive Plan and the award agreements under such plan, the options will become fully vested upon retirement, disability, or death, and the period of restriction under the restricted stock and restricted stock unit awards terminate (that is, such awards “vest”) upon disability or death, but are forfeited upon retirement or other termination. Under the performance shares awarded under the Amended and Restated 2010 Equity Incentive Plan, upon retirement, disability, or death a participant will be entitled to a pro rata payment based on the number of full months’ service during the applicable performance period but taking into account achievement of performance goals during the entire performance period. In addition, all options, restricted stock, restricted stock units and performance shares that, in each case, were issued in 2016 or before will become fully vested upon a change in control and the performance shares will be paid out based on the achievement of performance goals up to the date of the change in control. With respect to awards under the plan granted after January 1, 2017, there is no automatic vesting based solely upon a change in control, subject to certain exceptions. Rather, if a participant is terminated by the company or a subsidiary without cause within twenty-four months after a change in control, all unvested outstanding awards held by such participant will vest 100%, all options will become immediately exercisable, the restrictions applicable to restricted stock will immediately terminate, and all other awards, including SARs and restricted stock units, will immediately fully vest and be paid out. Performance units and performance shares will immediately fully vest, be settled, and paid out without proration on or immediately following termination based upon the extent to which performance goals during the applicable performance period have been met up to the date of the change in control, the extent to which performance goals during the performance period have been met up to the date of termination, or at target, whichever provides the greatest value to the participant. The board or the Compensation Committee has authority under the 2010 Equity Incentive Plan to accelerate vesting of awards upon certain corporate events, including a change in control.
At the 2019 annual meeting the shareholders approved a new equity plan, the TrustCo Bank Corp NY 2019 Equity Incentive Plan. In the event of a participant’s termination without cause within twenty-four months following a change in control of TrustCo, all options and stock appreciation rights will fully vest. Restricted stock and restricted stock units that vest based solely on time shall immediately vest and restricted stock and restricted stock units that vest on the achievement of performance goals shall vest as to a pro rata payment at target based on the number of months’ service during the performance period, provided that if the performance period has been completed prior to the participant’s termination and the restricted stock remains restricted and restricted stock units have not been settled then the restricted stock restrictions shall lapse and the restricted stock units shall be paid out based on actual performance and in all events any amounts shall be settled and paid out on or immediately following the date of termination (but in no event later than thirty days following such date).
TrustCo Bank Corp NY 2020 Proxy Statement	33

EXECUTIVE COMPENSATION
The following table reflects the amount of compensation payable to each of the named officers, upon a change in control or in the event of the termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2019, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to equity incentives (stock options and restricted stock awards) and performance bonus units are based on the closing value of TrustCo common stock on December 31, 2019, which was $8.67. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.
Termination or Change in Control Payments
Name	Termination for “Good Cause”(1)	Resignation by Officer Without Change in Control	Termination by Company Without Good Cause and Without Change in Control(2)(6)	Retirement Without Change in Control(3)	Disability(4)	Death(5)	Change in Control or Termination in Connection With a Change in Control(10)(12)
Robert J. McCormick
Salary and Bonus(7)	—	—	6,390,207	292,500	292,500	892,500	4,883,044
Health insurance and other perquisites	—	—	1,569,161	1,569,161	1,569,161	1,569,161	1,619,161
Tax gross-up payment	—	—	—	—	—	—	3,984,517
Pension Benefits(8)	395,851	395,851	395,851	395,851	395,851	395,851	395,851
Supplemental Retirement Plan(9)	—	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836
Performance Bonus Plan	—	—	—	—	—	—	—
Equity incentives(11)(12)	—	—	—	1,071,525	1,566,287	1,566,287	2,035,889
Total	395,851	1,980,687	9,940,055	4,913,873	5,408,635	6,008,635	14,503,297
Michael M. Ozimek
Salary and Bonus(7)	—	—	835,494	108,000	108,000	708,000	1,802,970
Health insurance and other perquisites	—	—	1,391,137	1,391,137	1,391,137	1,391,137	1,441,137
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	30,953	30,953	30,953	30,953	30,953	30,953	30,953
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan	—	—	—	—	—	—	—
Equity incentives(11)(12)	—	—	—	138,937	258,436	258,436	327,582
Total	30,953	30,953	2,257,584	1,669,027	1,788,526	2,388,526	3,602,642
Kevin M. Curley
Salary and Bonus(7)	—	—	720,467	82,500	82,500	632,500	1,377,269
Health insurance and other perquisites	—	—	1,160,179	1,160,179	1,160,179	1,160,179	1,210,179
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	248,932	248,932	248,932	248,932	248,932	248,932	248,932
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan	—	—	—	—	—	—	—
Equity incentives(11)(12)	—	—	—	130,406	289,362	289,362	358,508
Total	248,932	248,932	2,219,578	1,622,017	1,780,973	2,330,973	3,194,888
Scot R. Salvador
Salary and Bonus(7)	—	—	3,987,660	180,000	180,000	780,000	3,004,950
Health insurance and other perquisites	—	—	1,894,462	1,894,462	1,894,462	1,894,462	1,944,462
Tax gross-up payment	—	—	—	—	—	—	2,965,911
Pension Benefits(8)	287,268	287,268	287,268	287,268	287,268	287,268	287,268
Supplemental Retirement Plan(9)	—	722,574	722,574	722,574	722,574	722,574	722,574
Performance Bonus Plan	—	—	—	—	—	—	—
Equity incentives(11)(12)	—	—	—	615,152	815,819	815,819	1,067,596
Total	287,268	1,009,842	6,891,964	3,699,456	3,900,123	4,500,123	9,992,761
Robert M. Leonard
Salary and Bonus(7)	—	—	1,416,856	150,000	150,000	750,000	2,504,125
Health insurance and other perquisites	—	—	936,936	936,936	936,936	936,936	986,936
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	239,518	239,518	239,518	239,518	239,518	239,518	239,518
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan	—	—	—	—	—	—	516,000
Equity incentives(11)(12)	—	—	—	502,268	752,251	752,251	1,004,027
Total	239,518	239,518	2,593,310	1,828,722	2,078,705	2,678,705	5,250,606
34	TrustCo Bank Corp NY 2020 Proxy Statement

EXECUTIVE COMPENSATION
(1)
Under the employment agreements of Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, “good cause” means the commission of an act of fraud, embezzlement or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the officer.

(2)
The amounts in this column represent the aggregate value of the payments due under the remaining term of the employment agreements of Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, assuming no changes in the amount of base salary after termination and payments under the Executive Officer Incentive Plan and the additional amount payable in lieu of contributions to the Supplemental Retirement Plan. The employment agreements of Messrs. McCormick and Salvador renewed as of January 1, 2020 for a new term of three years each. The amounts presented in this column take into account the remaining three years of the term for each such agreement. The employment agreement of Messrs. Leonard, Ozimek, and Curley renew annually for a new term of one year. The amounts presented in this column take into account the term for such agreements.

(3)
“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank retirement plan. As of December 31, 2019, Mr. McCormick and Mr. Leonard were both eligible for early retirement.

(4)
“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon by the boards of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(5)
The Company provides a death benefit to all employees through a third-party insurance company under which it makes a payment, in the amount of two year’s salary of the deceased employee (but not more than $600,000), to the surviving spouse, if any, of the deceased employee.

(6)
Includes for the remaining term of the named executive officer’s employment agreement, annual salary, bonus payment under the Company’s 2019 Executive Officer Incentive Plan, and an amount equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the Trustco Bank and TrustCo Bank Corp NY Supplemental Retirement Plan as such plan was in effect on December 31, 2007 and had it not been amended to cease additional benefit accruals following December 31, 2008 and had the officer participated in the plan.

(7)
Based on the terms of the 2019 Executive Officer Incentive Plan, the contingent portion of the award, if applicable, will be payable to the executive. Pay out as a result of disability or retirement without a change in control will be prorated. Pay out as a result of death will be as normal. For all other reasons, including a change in control, this portion of the plan will be forfeited.

(8)
The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank retirement plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles. Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum.

(9)
The amounts disclosed represent the aggregate balance as of December 31, 2019 for each of Messrs. McCormick and Salvador. Messrs. Leonard, Ozimek, and Curley do not participate in the supplemental retirement plan.

(10)
Because the issue price is greater than the closing stock price on December 31, 2019, Messrs. McCormick and Salvador would not receive a payout from their Performance Bonus Plan. Mr. Leonard would receive a payment under the Performance-Based Stock Appreciation Unit Agreement as the closing value on December 31, 2019 ($8.67) was higher than his grant price ($6.95).

(11)
The amounts disclosed in the columns headed “Retirement without Change in Control,” “Disability,” and “Death” represent the amount payable to the named executive officer upon such events under the applicable equity incentive plan. The amounts presented assume satisfaction of the performance targets at the targeted levels for 2017, 2018 and 2019.

(12)
The amounts disclosed in the column headed “Termination and Change in Control” represent the payment to the named executive officer upon the accelerated vesting (or, as appropriate, lapse of restrictions) of awards under TrustCo’s equity incentive plans if a change in control occurred, and such officer were terminated, on December 31, 2019, and assumes the resulting amount is paid in cash.

Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are required to calculate and disclose the total compensation for our median paid employee, as well as the ratio of this employee’s total compensation compared to the total compensation of our President and CEO.
For fiscal 2019, our last completed fiscal year:
•	The median of the annual total compensation of all employees of our company (other than Mr. McCormick) was $32,842; and
•	The annual total compensation of Mr. McCormick, our President and CEO was $3,036,181.
Based on this information, the ratio for 2019 of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 92 to 1.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:
•
We identified our employee population on December 31, 2019, including all full-time, part-time, temporary, and seasonal employees employed on that date. This date was selected because it aligned with the calendar and fiscal year-end and allowed us to identify employees in a reasonably efficient manner

•
To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2019. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2019, but did not work for us the entire year. TrustCo maintains an extensive branch network staffed by both full-time and part-time employees. No full-time equivalent adjustments were made for part-time employees

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees who were included in the calculation
TrustCo Bank Corp NY 2020 Proxy Statement	35

EXECUTIVE COMPENSATION
•
After identifying the median employee, we added together all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, Total compensation was then annualized based on this employee’s date of hire in 2019, resulting in annual total compensation of $32,842.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table.
COMPENSATION POLICIES AND PRACTICES THAT PRESENT MATERIAL RISKS TO THE COMPANY
The Compensation Committee believes strongly that the compensation structure for the executive officers or any employee at TrustCo should not encourage undue risk taking. As discussed in the Compensation Discussion and Analysis, the Company’s executive officer compensation program includes cash and equity components with both short-term (Executive Officer Incentive Plan) and longer-term (2019 Equity Incentive Plan, among others) performance measurement periods. Also as discussed, benefits under TrustCo’s compensation program may be forfeited if the executive does not remain employed at TrustCo. Further, the 2010 Equity Incentive Plan as well as the 2019 Equity Incentive Plan, expressly provide that the TrustCo board and the Compensation Committee must work together to ensure that the implementation of the plan, in conjunction with the Company’s other compensation policies and practices, does not create risks that are reasonably likely to have a material adverse effect on the Company. As such, after a review of the Company’s compensation policies and procedures, the Compensation Committee has concluded that the risks arising from TrustCo’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
DIRECTOR COMPENSATION
Compensation paid or awarded to members of TrustCo’s board of directors who are not also executive officers of TrustCo or Trustco Bank is comprised of a meeting fee of $10,000 and awards under TrustCo’s Director Plan and Directors Performance Bonus Plan.
2019 Director Compensation Table
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
	($)	($)	($)	($)
Dennis A. DeGennaro	121,500	20,006	—	141,506
Brian C. Flynn	121,500	20,006	—	141,506
Lisa M. Lucarelli	121,500	20,006	—	141,506
Thomas O. Maggs	121,500	20,006	—	141,506
Anthony J. Marinello, M.D., Ph.D.	121,500	20,006	—	141,506
William D. Powers	101,500	20,006	—	121,506
(1)
In October 2016, the board instituted a stipend to compensate currently-serving board members for the time they spend traveling out of town for training and outreach with regulators in the amount of $1,500 for the first day of travel on a single trip and $1,000 for each additional day of travel on the same trip. In 2017, the board, upon the recommendation of the Compensation Committee, voted to make all directors eligible for the stipend. During 2019, each director received additional compensation in the form of one days’ worth of a travel stipend.

(2)
The stock awards column represents the aggregate grant date fair value of restricted stock units granting during the fiscal year, calculated in accordance with FASB ASC 718. For each director, the number of units granted was determined by the Compensation Committee. The assumptions made in the valuation of the awards are described in Note 9 to TrustCo’s consolidated financial statements for the year ended December 31, 2019 under the heading “Stock Based Compensation Plans-Equity Awards.” As of December 31, 2019: Messrs. DeGennaro, Flynn, Maggs, Marinello, and Powers had 4,106 unvested restricted stock units, and Ms. Lucarelli had 3,606 unvested restricted stock units.

Outstanding options, granted under TrustCo’s Director Plan and prior directors’ stock option plans, held by current TrustCo directors are as follows:
Dennis A. DeGennaro	2,000
Thomas O. Maggs	2,000
Anthony J. Marinello, M.D., Ph.D.	2,000
36	TrustCo Bank Corp NY 2020 Proxy Statement

EXECUTIVE COMPENSATION
During 2019, directors were awarded restricted stock units equivalent to 2,276 shares of TrustCo common stock under the TrustCo Bank Corp NY 2019 Equity Incentive Plan. The periods of restriction applicable to the restricted stock unit awards will lapse in three equal vesting periods in November of 2020, 2021, and 2022, respectively, and the awards will be settled in cash. The restricted stock units do not entitle the director to any dividend declared on TrustCo common stock or to vote the units.
Also during 2019, the period of restriction lapsed with respect to the following:
Name	Grant Year	Shares Vested (#)	Vesting Price	Value of Shares Vested ($)
Dennis A. De Gennaro	2016	1,500	$8.73	$13,095
	2017	500	$8.71	$4,355
	2018	670	$8.75	$5,863
Thomas O. Maggs	2016	1,500	$8.73	$13,095
	2017	500	$8.71	$4,355
	2018	670	$8.75	$5,863
Dr. Anthony J. Marinello	2016	1,500	$8.73	$13,095
	2017	500	$8.71	$4,355
	2018	670	$8.75	$5,863
Lisa M. Lucarelli	2018	670	$8.75	$5,863
William D. Powers	2016	1,500	$8.73	$13,095
	2017	500	$8.71	$4,355
	2018	670	$8.75	$5,863
Brian C. Flynn	2016	1,500	$8.73	$13,095
	2017	500	$8.71	$4,355
	2018	670	$8.75	$5,863
TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded “units,” the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the Directors Performance Bonus Plan. (The definition of change in control is the same as the definition contained in the employment agreements for TrustCo’s named executive officers, which were described above.) The units so awarded vest and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control. Each nonemployee director has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit, except for Mr. Maggs, whose base price is $10.59 per unit and Mr. DeGennaro whose base price is $6.33 per unit. Neither Mr. Flynn nor Ms. Lucarelli have been awarded any director performance bonus units at this time.
OWNERSHIP OF TRUSTCO COMMON STOCK BY CERTAIN BENEFICIAL OWNERS
TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:
Name and Address	Amount	Percent
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,270,907(1)	14.72%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,647,039(2)	6.86%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	5,800,957(3)	5.99%
(1)
Based solely upon an Amendment to Schedule 13G filed with the SEC by the listed person on February 4, 2020. According to the Schedule 13G, BlackRock, Inc. filed the Schedule 13G amendment as the parent holding company or control person of BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC with BlackRock Fund Advisors beneficially owning 5% or greater of the outstanding shares of TrustCo common stock.

TrustCo Bank Corp NY 2020 Proxy Statement	37

EXECUTIVE COMPENSATION
(2)
Based solely upon an Amendment to Schedule 13G filed with the SEC by the listed person on February 12, 2020. According to the Schedule 13G, the reported beneficial ownership includes shares beneficially owned by Vanguard Fiduciary Trust Company and Vanguard Investments, Australia, Ltd.

(3)
Based solely upon an Amendment to Schedule 13G filed with the SEC by the listed person on February 12, 2020. According to the Schedule 13G, Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts, and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities

Executive Officer and Director Stock Ownership
Name	Amount	Percent(2)
Dennis A. DeGennaro(1)(3)	116,367	*
Brian C. Flynn(1)(4)	11,008	*
Lisa M. Lucarelli(1)(5)	3,377	*
Thomas O. Maggs(1)(6)	77,407	*
Robert J. McCormick(1)(7)	1,592,775	1.64%
Anthony J. Marinello(1)(8)	104,476	*
William D. Powers (1) (9)	22,400	*
Kevin M. Curley(10)	110,557
Michael Hall(11)	9,251	*
Robert M. Leonard(12)	139,497	*
Michael M. Ozimek(13)	32,516	*
Scot R. Salvador(14)	290,802	*
All current executive officers and directors as a group (13 persons)(15)	2,607,070	2.69%
Footnotes:
(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Based on 96,921,658 shares issued and outstanding as of December 31, 2019. Beneficial ownership of less than 1% is denoted by an asterisk.
(3)	Voting or investment power shared by Mr. DeGennaro’s spouse or other immediate family members as to 114,367 shares. Also includes currently exercisable options to acquire 2,000 shares.
(4)	Voting or investment power held by Mr. Flynn and his spouse or other immediate family members as to 11,008 shares.
(5)	Voting or investment power for Ms. Lucarelli as to 3,377 shares.
(6)	Voting or investment power held by Mr. Maggs and his spouse or immediate family members as to 75,407 shares. Also includes currently exercisable options to acquire 2,000 shares.
(7)
Includes for Mr. McCormick 964,408 shares owned directly and 443,567 shares that are held indirectly by Mr. McCormick or his family. Also includes currently exercisable options to acquire 184,800 shares.

(8)	Voting or investment power held by Dr. Marinello and his spouse or other immediate family members as to 102,476 shares. Also includes currently exercisable options to acquire 2,000 shares.
(9)	Voting or investment power held by Mr. Powers and others as to 22,400 shares.
(10)	Voting or investment power held by Mr. Curley and his spouse or other immediate family members as to 96,657 shares. Also includes currently exercisable options to acquire 13,900 shares.
(11)	Includes for Mr. Hall currently exercisable options to acquire 2,250 shares.
(12)	Voting or investment power held by Mr. Leonard and his spouse or other immediate family members as to 75,497 shares. Also includes currently exercisable options to acquire 64,000 shares.
(13)	Includes for Mr. Ozimek currently exercisable options to acquire 17,700 shares.
(14)	Includes for Mr. Salvador currently exercisable options to acquire 113,441 shares.
(15)
Total shares listed include all individuals previously listed within this chart as well as the 96,637 shares, which includes 2,900 shares of currently exercisable options, beneficially owned by Eric W. Schreck.

On December 31, 2019, the Financial Services Department of Trustco Bank held 137,284 shares of TrustCo common stock as executor, trustee, and agent (0.2% of outstanding shares) not otherwise reported in this proxy statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.
38	TrustCo Bank Corp NY 2020 Proxy Statement

OTHER INFORMATION
TRANSACTIONS WITH TRUSTCO AND TRUSTCO BANK DIRECTORS, EXECUTIVE OFFICERS, AND ASSOCIATES
The Company has adopted policies and procedures for the review, approval, or ratification of transactions with its directors and executive officers or their related persons, such as immediate family members. TrustCo’s Code of Conduct requires transactions between TrustCo or Trustco Bank and any of their directors or executive officers (or their respective immediate family members) be fully disclosed and be reviewed and, if appropriate, approved by the board or board members who do not have an interest in the transaction in question.
Certain directors and executive officers of TrustCo and Trustco Bank, or businesses or other organizations with which these individuals are associated, are also deposit or trust customers of Trustco Bank, or have obtained loans or other extensions of credit from Trustco Bank. TrustCo expects that these persons will continue to be deposit, trust, or loan customers of Trustco Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectability, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Also under federal regulations, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements.
Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr, and Donovan, LLP, a law firm in which Thomas R. McCormick, brother of Robert J. McCormick, is a partner. Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it. During the year ended December 31, 2019, $499,029 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP.
INSURANCE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS
TrustCo’s bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized. TrustCo’s employment agreements with Robert J. McCormick, Michael M. Ozimek, Scot R. Salvador, and Robert M. Leonard contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances. TrustCo renewed insurance for the indemnification of its executive officers and directors of TrustCo and Trustco Bank from Zurich American Insurance Company for the primary coverage and a series of insurance companies for supplemental layers of coverage effective for the one-year period from October 10, 2019 to October 10, 2020. The cost of this insurance was $537,705 and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2019.
DELIQUENT SECTION 16(A) REPORTS
TrustCo has no delinquent section 16(a) reports to disclose.
SEC FORM 10-K
TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to: Michael Hall, Corporate Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.
CODE OF CONDUCT
Upon written request, TrustCo will provide without charge a copy of its Code of Conduct. Requests and related inquiries should be directed to: Michael Hall, Corporate Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.
TrustCo Bank Corp NY 2020 Proxy Statement	39

SHAREHOLDER PROPOSALS
SHAREHOLDER PROPOSALS
Shareholder proposals and the submission by shareholders of director nominees in connection with any forthcoming Annual Meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo’s proxy statement and form of proxy for the Annual Meeting of shareholders expected to be held in May of 2021 must meet the requirements established by the SEC for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 4, 2020. Proposals intended to be considered at the 2021 Annual Meeting, but that are not to be included in TrustCo’s proxy statement, must be received at TrustCo’s principal executive offices no later than February 17, 2021. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.
40	TrustCo Bank Corp NY 2020 Proxy Statement

TRUSTCO SHAREHOLDERS
TRUSTCO SHAREHOLDERS
TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED (ADDITIONAL METHODS OF VOTING ARE DETAILED ON THE PROXY CARD). IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.
TrustCo Bank Corp NY 2020 Proxy Statement	41

TRUSTCO BANK CORP NY
ATTN: MICHAEL HALL
5 SARNOWSKI DRIVE
GLENVILLE, NY 12302

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time, May 20, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time, May 20, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D06961-P37733 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUSTCO BANK CORP NY

The Board of Directors recommends you vote FOR the following:

Nominee:

	For	Against	Abstain
1a. Anthony J. Marinello, M.D., Ph.D.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D06962-P37733

REVOCABLE PROXY
TRUSTCO BANK CORP NY
Annual Meeting of Shareholders
May 21, 2020 10:00 AM
This proxy is solicited by the Board of Directors

The person whose name and signature appears hereon hereby appoints the Honorable Barry D. Kramer (Retired) and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote as indicated herein all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote, on all matters which may properly come before the Annual Meeting, at 10:00 AM Eastern Time on May 21, 2020, and at any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations noted on the reverse of this card and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

TRUSTCO BANK

TRUSTCO
Bank Corp NY

Your vote matters.

Vote your shares today.

P03382-EPB